ST. MARTIN'S PRESS, INCORPORATED



                      GOLDEN BOOKS PUBLISHING COMPANY, INC.





                            -------------------------


                            ASSET PURCHASE AGREEMENT

                            -------------------------







                                 March 11, 1999

                                TABLE OF CONTENTS


Section                                                                   Page
-------                                                                   ----

1.  Transfer of Assets.........................................................2
    1.1.   Sale and Purchase of Assets.........................................2
    1.2.   Excluded Assets.....................................................8
    1.3.   Assumption of Liabilities...........................................9

2.  Purchase Price............................................................10
    2.1.   Purchase Price.....................................................10
    2.2.   Payment of the Purchase Price......................................14
    2.3.   The Escrow Deposit.................................................14
    2.4.   Conditions to Release of Escrow Deposit............................15
    2.5.   Adjustment of the Purchase Price...................................17
    2.6.   Additional Purchase Price.  .......................................20
    2.7.   Adjustments for Post-January 31, 1999 Events.......................22
    2.8.   Allocation of Purchase Price.......................................25

3.  Closing...................................................................25
    3.1.   Time and Place.....................................................25
    3.2.   Delivery of Instruments and Payment................................26
    3.3.   Delivery of Tangible Assets........................................27

4.  Distribution Agreement....................................................27

5.  Trademark License - A Golden Guide(R)and Golden Field Guides(TM)..........29
    5.1.   License............................................................29
    5.2.   Exclusivity........................................................34
    5.3.   Right Not to Use...................................................35
    5.4.   Assignment.........................................................36
    5.5.   Certificate of Destruction.........................................36

6.  Trademark License - Golden Trademarks.....................................36
    6.1.   License............................................................36
    6.2.   Exclusivity........................................................41
    6.3.   Right Not to Use...................................................41
    6.4.   Assignment.........................................................42
    6.5.   Certificate of Destruction.........................................42

                                        (i)

7.  Sell Off Right............................................................42
    7.1.   Right Granted..................................................... 42
    7.2.   End of Sell Off Right..............................................43

8.  Representations and Warranties of the Seller..............................43
    8.1.   Organization and Qualification.....................................43
    8.2.   Authorization; Consents............................................44
    8.3.   Assets ............................................................46
    8.4.   Assets Held by Others .............................................48
    8.5.   Operation of Business .............................................48
    8.6.   Contracts .........................................................49
    8.7.   Financial Representations .........................................52
    8.8.   Brokers ...........................................................52
    8.9.   Compliance with Law ...............................................52
    8.10.  Trademarks and Trade Names ........................................54
    8.11.  Contents of the Works .............................................55
    8.12.  Other Liabilities .................................................56
    8.13.  Disclosure ........................................................57

9.  Representations and Warranties of the Purchaser...........................57
    9.1.   Organization and Qualification ....................................57
    9.2.   Authorization .....................................................57
    9.3.   Brokers ...........................................................59

10. Additional Agreements ....................................................59
    10.1.  Bankruptcy Court Approval .........................................59
    10.2.  Notice of Other Bids, etc .........................................61
    10.3.  Break-Up Fee ......................................................61
    10.4.  Conduct of Business Prior to the Closing ..........................64

11. Conditions to the Obligations of the Seller...............................66
    11.1.  Representations and Warranties ....................................67
    11.2.  Performance .......................................................67
    11.3.  Closing Certificate ...............................................67
    11.4.  Opinion ...........................................................67
    11.5.  Escrow Agreement ..................................................67
    11.6.  Assumption Agreement ..............................................68
    11.7.  Sale Order ........................................................68

12. Conditions to the Obligations of the Purchaser............................68
    12.1.  Representations and Warranties ....................................68
    12.2.  Performance .......................................................68

                                        (ii)

    12.3.  Closing Certificate ...............................................68
    12.4.  Opinion ...........................................................69
    12.5.  Escrow Agreement ..................................................69
    12.6.  Consents ..........................................................69
    12.7.  Agreements to Deliver .............................................70
    12.8.  Sale Order; No Stay ...............................................71
    12.9.  Instruments of Assignment; Other Agreements .......................72
    12.10. No Financial Obligations with Respect to "Adequate Assurance"......72

13. Survival of Representations and Warranties; Indemnification...............73
    13.1.  Survival of Representations and Warranties.........................73
    13.2.  Indemnification by the Seller and the Parent.......................73
    13.3.  Indemnification by the Purchaser...................................76
    13.4.  Indemnification Procedures.........................................77
    13.5.  Limitation on Indemnification......................................78

14. Noncompetition.  .........................................................79

15. Employees.................................................................82

16. Termination...............................................................83
    16.1.  Termination........................................................83
    16.2.  Effect of Termination..............................................84

17. General Provisions........................................................84
    17.1.  Modification; Waiver...............................................84
    17.2.  Entire Agreement, etc..............................................84
    17.3.  Expenses...........................................................85
    17.4.  Further Actions....................................................85
    17.5.  Post-Closing Access................................................85
    17.6.  Notices............................................................85
    17.7.  Assignment.........................................................86
    17.8.  Counterparts.  ....................................................87
    17.9.  Headings...........................................................87
    17.10. Governing Law......................................................87

                                       (iii)

                                LIST OF SCHEDULES


Schedule 1.1           The Works
Schedule 1.1(a)        Registered and Nonregistered Trademarks
Schedule 1.3(a)        Other Contracts to be Assumed
Schedule 2.1(a)        Gross Inventory Value
Schedule 2.1(d)        Gross Royalty Assets
Schedule 2.6           Estimated Operating Contribution from Unpublished Works
                         and Definition of Operating Contribution
Schedule 2.7(b)(iii)   Certain Employees
Schedule 2.7(b)(iv)    Estimate of Plant Costs for February  1999
Schedule 3.3           Delivery of Assets
Schedule 8.2           Contraventions
Schedule 8.3           Encumbrances
Schedule 8.4           Assets Held by Others
Schedule 8.5           Certain Events
Schedule 8.6           Contracts, etc.
Schedule 8.10          Trademarks, etc.
Schedule 8.11          Copyright Registrations
Schedule 12.6          Consents


                                LIST OF EXHIBITS


Exhibit A     Escrow Agreement
Exhibit B     Opinion of Patterson, Belknap, Webb & Tyler LLP, counsel to the
              Purchaser
Exhibit C     Opinion of Proskauer Rose LLP, counsel to the Seller

                                       (iv)

                             INDEX OF DEFINED TERMS

Accounting Firm                       Section 2.5(c)
Additional License                    Section 6.1
Affiliates                            Section 14(a)
Ancillary Documents                   Section 8.2
Assets                                Section 1.1
Assumed Agreement                     Section 13.1(d)
Assumption Agreement                  Section 3.2(d)

Bankruptcy Code                       Premises
Bankruptcy Court                      Premises
Books                                 Section 1.1
Break-Up Fee                          Section 10.3
Business                              Section 1.1

Chapter 11 Cases                      Section 8.9
Closing                               Section 3.1
Closing Date                          Section 3.1
Coin Book                             Section 6.1
Composite Title                       Section 6.1(b)
Composite Trademark                   Section 5.1(c)

Damages                               Section 13.2
Distribution Agreement                Premises

18-Month Period                       Section 5.1(d)
Escrow Agent                          Section 2.2(a)
Escrow Agreement                      Section 2.2(a)
Escrow Deposit                        Section 2.3
Exchange Act                          Section 8.7
Excluded Assets                       Section 1.2
Existing Related Materials            Section 7.1
Expenses                              Section 10.3

final                                 Section 12.8
finality condition                    Section 12.8
First Reduction Date                  Section 2.1(c)(i)

Golden Trademarks                     Section 1.2
Gross Inventory Value                 Section 2.1(e)
Gross Royalty Assets                  Section 2.1(d)

                                       (v)

Guides Series                         Section 1.1
Guides Trademarks                     Section 5.1

Indemnitee                            Section 13.4
Indemnitor                            Section 13.4
Interim Order                         Section 10.1(a)
Inventory                             Section 7.1

License                               Section 5.1

1999 Royalties                        Section 2.1(b)(ii)

Operating Contribution                Schedule 2.6

Parent                                page 1
Petitions                             Premises
Production Materials                  Section 1.1(c)
Purchase Price                        Section 2.1
Purchase Price Adjustment             Section 2.5(b)
Purchaser                             page 1
Purchaser's Accountants               Section 2.5(a)

Related Materials                     Section 1.1
Remaindering Period                   Section 5.1(d)
Representatives                       Section 10.2(a)
Reserve                               Section 2.4(b)
Returns                               Section 1.3(a)(i)
Royalties                             Section 2.1(b)(i)

Sale Motion                           Section 10.1(a)
Sale Order                            Section 10.1(a)
Second Reduction Date                 Section 2.1(c)(ii)
Seller                                page 1
Six-Month Date                        Section 5(c)

Unpaid 1998 Royalties                 Section 2.1(b)(i)
Unpublished Works                     Section 2.6(a)
Whitman Products                      Section 1.1
Works                                 Section 1.1

                                       (vi)

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated March 11, 1999, by and among ST. MARTIN'S PRESS, INCORPORATED, a New York corporation (the "Purchaser"), GOLDEN BOOKS PUBLISHING COMPANY, INC., a Delaware corporation, as debtor and debtor-in-possession (the "Seller"), and, for the purposes of Sections 5.2, 6.2, 10.1, 10.2 and 14 and the related indemnification provisions of Section 13 only, the Seller's sole stockholder, GOLDEN BOOKS FAMILY ENTERTAINMENT, INC., a Delaware corporation, as debtor and debtor-in-possession (the "Parent");

                              W I T N E S S E T H:

         WHEREAS, the Seller is the publisher of a variety of children's and adult books;

         WHEREAS, the Parent, sole stockholder of the Seller, benefits from any consideration received by the Seller;

         WHEREAS, the Seller and the Purchaser entered into an Agreement, dated February 6, 1998 (as amended, the "Distribution Agreement"), providing for the Purchaser to distribute adult hardcover and adult trade paperback books published by the Seller;

         WHEREAS, the titles distributed by the Purchaser include series known as A Golden Guide(R), the Golden Field Guides(TM), and the Whitman(R) Book and Coin Products, as well as various other adult books published by the Seller;

         WHEREAS, on February 26, 1999, the Seller and the Parent filed voluntary petitions (the "Petitions") under Chapter 11 of Title 11 of the United States Code (the

                                        1

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"Bankruptcy Code") with the United States Bankruptcy Court for the Southern
District of New York (the "Bankruptcy Court"); and

         WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase, certain assets of the Seller's adult book and coin product business;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

         1. Transfer of Assets.

              1.1. Sale and Purchase of Assets. At the Closing, on the terms and subject to the conditions hereof and in reliance upon the representations, warranties and covenants contained herein, the Seller will sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the assets listed in this Section 1.1 primarily related to the Seller's adult book business (the "Business"). For the purposes of this Agreement, the Business means the publication of the adult market literary works and coin products listed on Schedule 1.1 hereto (the "Works") (including, without limitation, all published and unpublished adult titles, the coin collecting books and materials sold under the Whitman(R) trademark (the "Whitman Products") and the series of Works known as A Golden Guide(R), Golden Field Guides(TM) and Outdoor Action Guides (the "Guides Series"); the preparation, publication, distribution and sale of printed physical embodiments of the Works, whether in printed, audio (including without limitation audiotapes) or electronic form (the "Books"), and advertising, publicity and promotional materials related thereto (the "Related Materials"); the exploitation of copyrights, trademarks and other intellectual property rights used in connection with the Works and the Books; and any other

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means of deriving revenue from the Works and the Books.  The assets to be sold hereunder include, without limitation, the following as they exist on the Closing Date (but not including the Excluded Assets as set forth in Section 1.2) (collectively, the "Assets"):

              (a) The Seller's registered trademarks listed on Schedule 1.1(a), licenses to use the trademarks A Golden Guide and Golden Field Guides, as provided in Section 5, and the Golden Trademarks in connection with the Coin Book (as defined in Section 6.1 below), as provided in Section 6, and the nonregistered trademarks, trade dress, trade names and logos, now or previously used by the Seller in connection with the Guides Series, the Whitman Products and other Works and Books, together with the good will of the Business related to such trademarks, trade dress, trade names and logos;

              (b) All of the Seller's existing copyrights, other literary or intellectual property rights, and exclusive and nonexclusive licenses granted to the Seller, throughout the world in each of the Works and the Related Materials, in any material included in any of the Works, Books and Related Materials, in all material, if any, at any time posted on any World Wide Web ("Web") site now or previously used in connection with the Works and Related Materials, in all computer programs, macros and the like now or previously used primarily in connection with the Works, Books and Related Materials, in drafts, incomplete and unpublished manuscripts for Works not yet published or distributed, and all rights of the Seller to use manuscripts, quotations or other material of others and to use the names of others in and in connection with the Works, Books and Related Materials, together with any past causes of action that the Seller has relating to any of the foregoing;

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              (c)  All of the Seller's existing editorial material(including, without limitation, manuscripts, drafts, editorial notes and proofs), photographs (including, without limitation, negatives, slides, prints and images stored in electronic form), artwork (including, without limitation, original sketches, drawings and paintings, as well as final artwork and images stored in electronic form), jacket and cover designs, maps, production materials (including, without limitation, digital files of typeset text, jackets, covers and inserts, digital files for outputting film for direct plate making, paste-up and binding die mechanicals, binding and stamping dies, printing plates that are reusable and film for plate making)(the "Production Materials"), and editorial files relating primarily to the Works, Books and Related Materials, all displays, collections, exhibit materials or samples of nature materials or coins or other types of objects which are the subject of any Golden Guide, Golden Field Guide or Whitman Product or are otherwise primarily related to the Business, and all copies and versions of the foregoing, in each case whether stored at a facility or office of the Seller or at a vendor or a third party storage facility;

              (d) All of the Seller's existing records, files and data relating primarily to the Business, to actual and prospective authors, licensors, packagers, editors, copy editors, designers, illustrators, artists, photographers and other freelancers, and to advertisers placing advertisements in the Whitman Products, including, without limitation, records containing the names and addresses of all such persons and entities; all royalty accountings and other reports, records, correspondence and other documents and information relating primarily to the Works, the Books and Related Materials; all production files relating primarily to the Works, the Books and Related Materials; all publicity, promotion and advertising files relating primarily to the

                                        4

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Works, the Books and Related Materials; all subsidiary rights and permissions files relating primarily to the Works, the Books and Related Materials; all statistics, demographic data and other information derived from the server logs for any Web sites now or previously used primarily in connection with the Books and Related Materials; the results of any market research relating primarily to the Books and Related Materials; and all trademark registration certificates relating to the trademarks listed on Schedule 1.1(a), copyright registration and renewal certificates relating to the Works, the Books and Related Materials and other documents relating primarily to the trademarks listed on Schedule 1.1(a) and the copyrights listed on Schedule 8.11 filed or recorded in any governmental trademark or copyright office;

              (e) All orders from customers, contracts, commitments and other agreements (other than employment contracts, commitments and agreements and leases of office space or other real property or of office equipment) relating to the Business, including, without limitation, all publishing agreements with the authors and other agreements with the writers, licensors, packagers, illustrators, photographers, artists, revisers, editors, copy editors and designers of the Works, Books and Related Materials, the trademark license from Grunar & Jahr to use the "Parents" trademark, all agreements for subsidiary rights and permissions granted by the Seller and all of the Seller's rights thereunder, to the extent that such orders, contracts, commitments and other agreements (i) exclusively relate to the Works, Books or Related Materials, were entered into in the ordinary and customary course of business, and remain unperformed or unfulfilled on, or by their terms continue in effect after, the Closing Date, or (ii) are accepted by the Purchaser;

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              (f)  All of the Seller's inventory of the Books and Related
Materials, wherever located, together with all Books returned after the Closing Date;

              (g) All the Seller's existing computer records, files, and data containing copies of any of the records, files or other assets specified above or otherwise used primarily in connection with the Business and any computer software used by the Seller solely in connection with the Business; provided that the assets sold hereunder do not include the Seller's computer hardware; if any of the computer records, files or data conveyed exist only on the hard drives of the Seller's computers, the Purchaser shall be entitled to a copy in electronic format of each such record or file and all such data;

              (h) All ISBN pre-fixes, if any, used primarily in connection with any of the Books;

              (i) All other existing assets, whether tangible or intangible, (other than computers and other office machinery, equipment, furniture, fixtures and supplies) used by the Seller primarily in, or derived from, the Business, including, without limitation, prospective authors' submissions in whatever form, advance reading copies and bound galleys of Works, computer disks, and advertiser films and negatives;

              (j) All revenues of the Seller from the sale of Books invoiced after January 31, 1999; and

              (k) All revenues, other than from the sale of Books invoiced prior to February 1, 1999, received after January 31, 1999, whether from subsidiary rights or any other source of revenue from the Business, regardless of the period to which such revenues relate.

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



              1.2. Excluded Assets. Notwithstanding the provisions of Section 1.1, the term "Assets" does not include any (a) petty cash funds, bank accounts, certificates of deposit, commercial paper and Treasury bills and notes and other marketable securities of the Seller; (b) accounts receivable of the Seller from sales of books invoiced prior to February 1, 1999; (c) interests of any kind in real property, computers or other office machinery, equipment, furniture, fixtures and supplies, whether or not used in or related to the Business; (d) the Golden(R) and Golden Books(R) trademarks and all other registered and unregistered trademarks of the Seller containing the word "Golden" together with the goodwill associated with such trademarks (collectively, the "Golden Trademarks"); (e) any rights to any of the Seller's other trademarks not explicitly conveyed herein; (f) any assets held by employee benefit plans, provided no such plan holds any assets used in the Business; (g) any Work and related contracts excluded from the Assets pursuant to Section 12.6; and (h) any assets of the Seller not used primarily in the Business (collectively, the "Excluded Assets"), and none of the Excluded Assets is intended to be conveyed under this Agreement.

              1.3. Assumption of Liabilities.

          (a) As of the Closing, the Purchaser will assume and thereafter pay, perform or discharge the following, and only the following, obligations and liabilities:

                   (i) Crediting of returns received after January 31, 1999 from the Purchaser's customers of Books
              ("Returns") invoiced prior to February 1, 1999 under the Distribution Agreement;

                   (ii) The Seller's obligations that accrue after January 31, 1999 under publishing agreements with authors and other licensors (including authors and licensors of any graphic or other non-verbal material) of Works (excluding any advances with respect to Works published prior to February 1, 1999) or that accrue after January 31, 1999 under any other contracts included in the Assets and listed on Schedule 1.3(a);

                   (iii) The Seller's obligations for Unpaid 1998 Royalties and 1999 Royalties, as such terms are defined in Section 2.1(b); and

                   (iv) The Seller's obligation of $27,000 due to RLR Associates Ltd. for services performed for "Fertility," but only if such title is included in the Assets.

Notwithstanding the foregoing, the Purchaser assumes no obligations with respect to any Work excluded from the Assets pursuant to Section 12.6.

              (b) Except as otherwise expressly provided in Section 1.3(a), the Purchaser does not assume, agree to pay, perform or discharge, or indemnify the Seller against or otherwise have any responsibility for any liability or obligations whatsoever of the Seller, fixed or contingent, and whether arising or to be performed before, on or after the Closing.

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



         2.   Purchase Price.

              2.1. Purchase Price. The purchase price (the "Purchase Price") for the Assets to be purchased and sold hereunder shall be $10,992,370.76 (which figure does not take account of any reductions to the Purchase Price referred to in Section 2.1(b)(iii)), consisting of:

              (a)  The sum of:

                   (i)    $8,500,000;

                   (ii) (A) $3,757,502, which is Seller's calculation of Gross Royalty Assets (as such term is defined below), less (B) $1,732,328, which represents write-offs to Gross Royalty Assets agreed to by the Purchaser and the Seller;

                   (iii) (A) $2,211,113, which is Seller's calculation of Gross Inventory Value (as such term is defined below), which calculation is reflected in Schedule 2.1(a), less (B) $619,400, which represents write-offs to Gross Inventory Value agreed to by the Purchaser and the Seller; and

                   (iv) $97,826, which represents money paid by the Seller to RLR Associates Ltd. for packaging services in connection with "Fertility" and "Meditations for Pregnant Women," but only if such titles are included in the Assets.

              (b)  Less the sum of:

                   (i) $70,476.21, which is Seller's calculation of the amount due or to become due, but unpaid, to any author, writer, illustrator, artist, photographer, packager or other licensor relating to the Works, including, without limitation, amounts due or to become due because of the sale of copies of Books or the sale or license by the Seller of any primary or subsidiary rights (collectively, "Royalties"), with respect to any period ended on or prior to December 31, 1998("Unpaid 1998 Royalties");

                   (ii) $1,866.03, which the Seller represents is the amount of Royalties due or to become due, but unpaid, for the period beginning on January 1, 1999 and ending on January 31, 1999 ("1999 Royalties");

                   (iii) The amount of any reduction in the Purchase Price pursuant to Section 12.6; and

                   (iv) $1,150,000, which represents the agreed amount of a reserve for Returns.

              (c) Notwithstanding the foregoing, the Purchase Price shall be reduced as follows:

                   (i)    By $500,000 (1) on April 1, 1999 if no
              Sale Order (as defined in Section 10.1(a) below) has been entered by the Bankruptcy Court by March 31, 1999; or (2) on April 12, 1999, if a Sale Order was entered by the Bankruptcy Court by March 31, 1999 and there has been no Closing (as defined in Section 3.1 below) other than by reason of the

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              Purchaser's material breach of its obligations under
              this Agreement (either such date being the "First
              Reduction Date"); and

                   (ii) By an additional $500,000 (1) on April 16, 1999 if no Sale Order has been entered by the Bankruptcy Court by April 15, 1999; or (2) on April 27, 1999 if a Sale Order was entered by April 15, 1999 and there has been no Closing other than by reason of the Purchaser's material breach of its obligations under this Agreement (either such date being the "Second Reduction Date").

Time is of the essence as to each date set forth in this Section 2.1(c).

              (d) As used herein, "Gross Royalty Assets" means all advances through January 31, 1999 which have been paid by the Seller and are set forth on
Schedule 2.1(d) on account of author earnings with respect to Works that have not been published prior to February 1, 1999; provided, however, that Gross Royalty Assets shall not include any such advances under a publishing agreement which, for any reason, is not assigned to the Purchaser.

              (e) As used herein, "Gross Inventory Value" means the cost basis of the Seller's inventory of Books at January 31, 1999.

              2.2. Payment of the Purchase Price. The Purchase Price shall be paid as follows:

              (a) $3,000,000 at the Closing by a wire transfer of immediately available funds to the escrow agent (the "Escrow Agent") named in the Escrow Agreement to be entered into at the Closing in substantially the form set forth in Exhibit A (the "Escrow Agreement"); and

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              (b)  The balance of the Purchase Price at the Closing by a wire transfer of immediately available funds to an account designated in writing by the Seller.

              2.3. The Escrow Deposit. The funds transferred to the Escrow Agent pursuant to Section 2.2(a) (the "Escrow Deposit") are to be held in accordance with the terms of the Escrow Agreement to secure the Seller's indemnification obligations as set forth in Section 13. Subject to the provisions of the Escrow Agreement, the Escrow Agent will release to the Seller:

              (a) The sum of $2,000,000 of the principal balance of the Escrow Deposit, less any amounts released to the Seller pursuant to Section 2.3(b), upon the entry of an order or orders confirming plans of reorganization for the Seller and the Parent in the Chapter 11 Cases (as defined in Section 8.9 below) which have become final (as defined in Section 12.8 below) containing no provisions inconsistent with the terms of this Agreement, except that if such inconsistency is immaterial, the sum of $2,000,000, less any Damages (as such term is defined in Section 13.2) to the Purchaser resulting therefrom shall be released to the Seller.

              (b) If $2,000,000 of the Escrow Deposit has not been released to the Seller pursuant to Section 2.3(a) above by the end of six months after the Closing Date, $62,500 of the principal balance of the Escrow Deposit six months after the Closing Date and an additional $62,500 at the end of each three month period thereafter until such time as payments under Section 2.3(a) and this
Section 2.3(b) aggregate $2,000,000;

              (c)  $500,000 six months after the Closing Date; and

              (d)  $500,000 on the first anniversary of the Closing Date.

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         The Escrow Deposit shall be deemed to secure the Seller's and the
Parent's obligations under Section 13.

              2.4. Conditions to Release of Escrow Deposit. The Escrow Agent will not make any release to the Seller from the Escrow Deposit pursuant to
Section 2.3:

              (a) That would conflict with the obligations of the Escrow Agent to continue to hold the Escrow Deposit, or a portion thereof, for pending or unresolved claims, as more fully set forth in the Escrow Agreement, and to make payments to the Purchaser in satisfaction of the indemnification obligations of the Seller set forth herein;

              (b)  That would reduce the principal balance of the Escrow
Deposit to less than the reserve for pending or unresolved claims (the "Reserve") required to be held by the Escrow Agent under the terms of the Escrow Agreement;

              (c) That would reduce the principal balance of the Escrow Deposit, prior to six months after the Closing Date, to less than the greater of
(i) the Reserve and (ii) $1,000,000 or that would reduce the principal balance of the Escrow Deposit, prior to the first anniversary of the Closing Date, to less than the greater of (i) the Reserve and (ii) $500,000;

              (d) If the Seller or the Parent has breached any of the provisions of Section 14 (unless such breach has been fully cured and the Purchaser compensated in full for any damages resulting therefrom);

              (e) During the pendency of any bankruptcy or insolvency proceeding of the Seller or the Parent; or

              (f) Unless (i) there is no ongoing, and has been no successful, attempt by the Seller or the Parent, its or their trustee in bankruptcy or any creditor or creditors' committee whether in the Chapter 11 Cases or in any subsequent proceeding or otherwise (A) to avoid any of the transactions or transfers contemplated by, or to reject, this Agreement, any provisions hereof or any instrument delivered pursuant hereto or the Distribution Agreement, (B) to claim, or seek additional consideration from the Purchaser on account of, any of the Assets, or (C) to claim any portion of the Escrow Deposit not then payable pursuant to the terms of this Agreement and the Escrow Agreement, provided, however, that in the event of any such attempt that has been resolved, this Section 2.4(f)(i) shall not apply so long as the Purchaser has been compensated for any Damages (as such term is defined in Section 13.2) sustained related thereto or as a result thereof, (ii) in the event of a sale of the Parent or the Seller, or of assets of the Seller that include any of the Golden Trademarks and associated good will, the purchaser thereof has agreed in writing to be bound by the covenants set forth in Section 14 and to recognize and respect the licenses granted to the Purchaser in Sections 5, 6 and 7, and (iii) upon confirmation of a plan of reorganization of the Seller or the Parent, all persons and entities acquiring any ownership or security interest in the Golden Trademarks and associated good will have agreed in writing for the benefit of the Purchaser that their interests in the Golden Trademarks are subject to the licenses granted to the Purchaser herein and that, if they sell any such intellectual property in enforcement of a security interest or otherwise, they will require any purchaser thereof to be bound by such licenses; provided, however, that nothing in this
Section 2.4(f) shall be deemed to apply to any contract to which the terms of the proviso of Section 12.6 apply.

              2.5. Adjustment of the Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.5.

              (a) Confirmation of Elements of Purchase Price. Following the Closing, the Seller will cooperate fully with the Purchaser and the Purchaser's accountants (the "Purchaser's Accountants") to facilitate their review of the Seller's calculation of Gross Royalty Assets, Gross Inventory Value, Unpaid 1998 Royalties and 1999 Royalties used to establish the Purchase Price and to afford them with full access to work papers and such other books and records as the Purchaser's Accountants may reasonably request in connection with such review. If there is a determination pursuant to this Section 2.5 that the portion of the Purchase Price based on Gross Royalty Assets, Gross Inventory Value, Unpaid 1998 Royalties and 1999 Royalties was greater or, except in the case of Gross Inventory Value, less than it should have been had these been correctly calculated, the Purchase Price shall be decreased or increased, as applicable, by the amount of such excess or deficiency.

              (b) Adjustments to Purchase Price. Subject to Section 2.5(c), within 30 days after receipt by one party of a statement by the other party that the Purchase Price should be adjusted pursuant to Section 2.5(a) (the "Purchase Price Adjustment"), setting forth in reasonable detail the reasons for such adjustment, the party so notified shall pay to the other party, as an adjustment to the Purchase Price, by wire transfer of immediately available funds, the amount of such adjustment, together with interest from the Closing Date to date of payment, at a rate equal to the rate of interest announced publicly from the time by Chase Manhattan Bank, N.A. in New York, New York as its prime rate. No claim for a Purchase Price Adjustment will be made by either party unless the aggregate amount claimed exceeds $50,000. To the extent that there are funds available in the Escrow Deposit, any amounts owed by the Seller pursuant to this
Section 2.5 may be paid out of the Escrow Deposit.

              (c) Purchase Price Adjustment Disputes. The Seller or the Purchaser may dispute any amounts of the Purchase Price Adjustment claimed by the other party to the extent the net effect of such disputed amounts in the aggregate would affect the amount of the Purchase Price Adjustment by more than $10,000; provided that the party disputing any such amount shall notify the other party in writing of each disputed item, specifying the amount thereof in dispute, within fifteen (15) business days of receipt of a demand for a Purchase Price Adjustment. In the event of such a dispute, the Purchaser and the Seller shall attempt to reconcile their differences. If any such resolution leaves in dispute amounts the net effect of which in the aggregate would not affect the amount of the Purchase Price Adjustment by more than $10,000, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the claim for adjustment as delivered pursuant to Section 2.5(b). If the Purchaser and the Seller are unable to reach a resolution with respect to items in dispute the net effect of which in the aggregate exceeds $10,000, within twenty (20) business days, the Purchaser and the Seller shall submit the items remaining in dispute for resolution to an accounting firm mutually acceptable to the Seller and the Purchaser (the "Accounting Firm"; the appointment of the Accounting Firm shall, if necessary, be subject to the approval of the Bankruptcy Court), which shall be instructed to, within twenty-five (25) business days after submission to it, determine and report to the parties upon such remaining disputed items in accordance with the provisions hereof, and such report shall be final, binding and conclusive on the parties hereto. The fees and expenses of the Accounting Firm shall be borne equally by the Purchaser and the Seller.

              (d) Timing of Payments. Payment of any portion of the amount payable by the Seller or the Purchaser pursuant to Section 2.5(b) which is in dispute shall be delayed until the resolution of all disputes as provided in Section 2.5(c) upon which event such payment shall be paid within five (5) business days following such resolution.

              2.6. Additional Purchase Price.  The Purchaser will pay the
Seller an additional amount, not to exceed $600,000, based on the Operating Contribution (as such term is defined below) from Works unpublished as of January 31, 1999 for which author agreements were entered into prior to February 1, 1999 that are listed on Schedule 2.6 (the "Unpublished Works"), as follows:

              (a) Schedule 2.6 sets forth the estimated Operating Contribution (as such term is defined below) from each of the Unpublished Works (with attached estimated profit and loss statements).

              (b) As soon as practicable after April 30, 2001, the Purchaser will calculate the actual Operating Contribution from the Unpublished Works for the period ended January 31, 2001 in accordance with the definition of "Operating Contribution" set forth in Schedule 2.6. The Seller shall have the right for a period of six months after receipt of such calculation, during regular business hours and with reasonable advance notice, to have the Purchaser's books of accounts and records relating to the Works listed on
Schedule 2.6 reviewed by one of the Seller's financial officers or by certified public accountants selected by the Seller for the limited purpose of verifying the Purchaser's calculation of the Operating Contribution.

              (c) Not later than June 30, 2001, the Purchaser will deliver to the Seller a copy of its calculation of the actual Operating Contribution from the Unpublished Works for the period ended January 31, 2001, together with a payment equal to 50 percent of the amount, if any, by which the aggregate amount of such actual Operating Contribution exceeds the aggregate of the estimates of Operating Contribution from each of the Unpublished Works referred to in Section 2.6(a) and set forth in Schedule 2.6; provided, that the maximum amount payable by the Purchaser to the Seller pursuant to this Section 2.6 shall not exceed $600,000.

              (d) No payment shall be required under this Section 2.6 if (i) the Seller or the Parent has breached any of the provisions of Section 14 (unless such breach has been fully cured and the Purchaser has been compensated in full for any damages resulting therefrom) or (ii) during the pendency of any bankruptcy or insolvency proceeding of the Seller or the Parent, its or their trustee in bankruptcy or any creditor or creditors' committee has successfully attempted to or is currently attempting to avoid any of the transactions or transfers contemplated by, or reject, this Agreement, any provision hereof or any instrument delivered pursuant hereto or has claimed or obtained any additional consideration from the Purchaser on account of any of the Assets; provided, however, that in the event of any such attempt that has been resolved, this Section 2.6(f) shall not apply so long as the Purchaser has been compensated for any Damages sustained related thereto or as a result thereof. Notwithstanding anything in Section 2.6(c) to the contrary, any amount due under
Section 2.6(c) will be reduced by any amounts then payable under this Agreement to the Purchaser by the Seller or the Parent and the Seller will only be entitled to payment of the net amount.

              2.7. Adjustments for Post-January 31, 1999 Events. In addition to the other adjustments to the Purchase Price set forth above, the following provisions apply to certain revenues and expenses pertaining to the period commencing February 1, 1999:

              (a) Forthwith, but in any case within seven (7) business days of its receipt thereof, the Seller will turn over to the Purchaser (i) any monies received from sales, if any, of Books invoiced after January 31, 1999, other than sales of Books by the Purchaser under the Distribution Agreement, whenever received, and (ii) any monies received after January 31, 1999 for subsidiary rights or any other source of revenues (other than for sale of Books invoiced prior to February 1, 1999) from the Works or the Business.

              (b) The Purchaser will pay directly, or reimburse the Seller for payments made by the Seller prior to the Closing Date, with respect to the following expenses:

                   (i) Costs of paper, printing and binding with respect to Books and Related Materials received from the printer or binder after January 31, 1999;

                   (ii)   Reasonable third party advertising,
              publicity and promotional expenses for the Works incurred by the Seller after January 31, 1999 in the ordinary course consistent with the past practices of the Seller;

                   (iii) Fifty percent (50%) of the salary of each individual named on Schedule 2.7(b)(iii) who begins to work for the Purchaser immediately after the Closing Date (whether as a temporary or regular employee or an independent contractor) earned from February 1, 1999 until the Closing Date; and

                   (iv)   So-called "plant" costs incurred by the
              Seller from February 1, 1999 to the Closing Date in the ordinary course of business consistent with past practice of the Seller with respect to Unpublished Works, an estimate of which costs incurred in the month of February 1999 is stated on Schedule 2.7(b)(iv), provided, however, that the Purchaser will not be required to pay any amount in excess of 110% of such estimated amount for costs incurred in February 1999.

Notwithstanding the foregoing, the Purchaser shall not be obligated to pay or reimburse the Seller for any expenses incurred after February 24, 1999 pursuant to Section 2.7(b)(ii) above and any expenses incurred after February 28, 1999 pursuant to Section 2.7(b)(iv) above unless (i) the Seller consulted with the Purchaser prior to incurring such expense and (ii) the Purchaser did not recommend against such expense.

              (c) Not later than ninety (90) days after the Closing Date, the Seller and the Purchaser will account to each other for the items referred to above in this Section 2.7. Within 10 days after both accounts have been received, the amounts due to the Seller and to the Purchaser shall be netted and the Seller will pay the Purchaser or the Purchaser will pay the Seller, as the case may be, such net amount.

              (d) Notwithstanding the other provisions of this Section 2.7, any monies described in Section 2.7(a) received by the Seller after the Closing Date shall be received by the Seller in trust for the Purchaser, as the property of the Purchaser, and the Seller will, immediately upon receipt, deliver to and endorse such payments to the order of the Purchaser or, failing such action, immediately pay over all such revenues to the Purchaser.

              2.8. Allocation of Purchase Price. The Purchaser and the Seller agree that the Purchase Price shall be allocated among the Assets in the manner set forth in the regulations promulgated under Section 1060 of the Internal Revenue Code. Within ninety (90) days of Closing, the Purchaser shall prepare and deliver to the Seller a proposed allocation, which the Seller shall consent or object to within thirty (30) days; provided, however, the Seller's consent shall not unreasonably be withheld. In the event the Seller disagrees with the allocation, the parties shall attempt in good faith to resolve such disagreement. If the parties are unable to resolve such disagreement prior to ninety (90) days before the final due date (including all extensions) for the filing of the income tax returns for the year of the Purchaser's purchase of the Assets, the Accounting Firm shall resolve any issue in dispute as promptly as possible. The Purchaser and the Seller will report the sale and purchase of the Assets for all Federal, state and local tax purposes in a manner consistent with the finally agreed upon allocation. Any adjustments to the Purchase Price pursuant to Section 2.5 shall be allocated to the Assets the price for which is so adjusted.

         3.   Closing.

              3.1. Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036, commencing at 10:00 a.m., local time, on a date to be selected by the Purchaser, in its sole discretion, not earlier than immediately after entry of the Sale Order and not later than one (1) business day after the conditions in Section 12.8 with respect to the Sale Order have been met or waived by the Purchaser, or as soon as practicable thereafter as all of the conditions set forth in Sections 11 and 12 are satisfied or waived by the appropriate party, or at such other place, time or date as the parties hereto may agree (the "Closing Date").

              3.2. Delivery of Instruments and Payment.  At the Closing:

              (a) The Seller will execute and deliver to the Purchaser such bills of sale, assignments, endorsements and other instruments and documents of transfer for the Assets (including, without limitation, short form copyright and trademark assignments, in each case reasonably satisfactory to the Purchaser), as shall be effective to transfer to the Purchaser on the Closing Date, good and marketable title to the Assets, free and clear of any mortgages, pledges, liens, charges or encumbrances thereon other than those described herein;

              (b) The Seller and the Purchaser will deliver the other documents contemplated by the terms of this Agreement;

              (c) The Purchaser will pay the Purchase Price in accordance with the provisions of Section 2.3;

              (d) The Purchaser will execute an appropriate agreement assuming the obligations to be assumed by it pursuant to Section 1.3 (the "Assumption Agreement"); and

              (e) Subject to Section 12.6, the Seller shall assume the agreements included in the Assets pursuant to Section 365 of the Bankruptcy Code and assign such agreements to the Purchaser or one or more of the Purchaser's affiliates, but the Purchaser shall remain liable for the performance by such affiliates under such assigned agreements to the extent of the Purchaser's liability pursuant to Section 1.3.

              3.3. Delivery of Tangible Assets. Not later than five business days after the Closing, the Seller will properly pack and ship to the Purchaser, at the addresses shown on Schedule 3.3, all tangible personal property included in the Assets, other than those Assets in the possession of persons or entities other than the Seller or the Purchaser listed on Schedule 8.4.

The Seller will prepay all transportation charges and properly insure all shipments, provided that the Purchaser will promptly reimburse the Seller for customary transportation and insurance charges (but not warehouse charges or costs of packing) on presentation of bills therefor.

         4. Distribution Agreement. Subject to the closing of the sale and purchase of the Assets hereunder, January 31, 1999 shall be deemed the last day of the term of the Distribution Agreement, except that the Distribution Agreement shall remain in effect in accordance with its terms with respect to any Works excluded from the Assets pursuant to the proviso of Section 12.6.
The following shall apply to the termination of the Distribution Agreement in lieu of paragraph 15 thereof:

              (a) Subject to Section 4(b) below, the Purchaser will continue to make payments to the Seller pursuant to the Distribution Agreement at the times therein provided.

              (b) Any shipments of copies of Books (other than Works excluded from the Assets by Section 12.6) made, or returns of copies of Books (other than Works excluded from the Assets by Section 12.6) received, by the Purchaser on or after February 1, 1999 will be for the sole account of the Purchaser and no such sales or returns will be included in the calculation of amounts due to the Seller pursuant to the Distribution Agreement.

              (c) Any returns of copies of Books (other than Books excluded from the Assets by Section 12.6) received on or after February 1, 1999, whether by the Purchaser or the Seller, will be the sole property of the Purchaser. If the Seller receives any such returns, it will promptly ship them, at its sole expense, to the Purchaser's warehouse in accordance with shipping instructions to be provided by the Purchaser, provided that the Purchaser will promptly reimburse the Seller for transportation charges (but not warehouse charges or costs of packing) on presentation of bills therefor.

              (d) Any coop advertising allowances or other promotional allowances to customers of the Purchaser with respect to the Works (other than any Works excluded from the Assets by Section 12.6) for advertising or promotion after January 31, 1999, shall be for the account of the Purchaser and shall not be deducted from amounts due to the Seller under the Distribution Agreement, but allowances for advertising and promotion of the Works prior to February 1, 1999 shall be charged to the Seller.

              (e) Any fees, charges or other amounts payable to the Purchaser pursuant to the Distribution Agreement that are, for any reason, not deducted from amounts otherwise owing to the Seller pursuant to the Distribution Agreement will be paid by the Seller promptly upon presentation of a statement setting forth in reasonable detail such fees, charges or other amounts.

              (f) Paragraph 14 of the Distribution Agreement shall survive the termination of the Distribution Agreement.

         5. Trademark License - A Golden Guide(R) and Golden Field Guides(TM).

              5.1. License. Subject to the closing of the sale and purchase of the Assets and effective on the Closing Date, the Seller grants the Purchaser and its affiliated companies an exclusive worldwide, royalty-free license (the "License") to use, and to sublicense, to the extent permitted by Section 5.1(j), the right to use, the registered trademark A Golden Guide(R) and the unregistered trademark Golden Field Guides(TM) (together, the "Guides

Trademarks"; it is agreed that the Guides Trademarks do not include the trademark "Golden Jr. Guides") for eight and one-half years, on the following terms:

              (a) The License may be used by the Purchaser, its affiliated companies and permitted sublicensees only in connection with the publication, distribution, sale, advertising, publicity and promotion of any existing or future works that the Purchaser or any of its affiliated companies publishes in the Guides Series; provided, however, that, so long as a Guide Trademark or Composite Trademark (as such term is defined below) is used, future works in the Guides Series must relate to nature, the physical or natural world, the physical or biological sciences, travel, parks, natural sites, astronomy, outdoor activities, arts and crafts, or games and shall not include any titles specifically marketed to and suitable only for children under age nine.

              (b) Any reprinting, other than reprintings ordered or in progress on the Closing Date, of a Work in the Guides Series, any printings or reprintings of additional titles in the Guides Series and any advertising, publicity and promotion therefor that the Purchaser produces using the Guides Trademarks must show the Purchaser, one of its affiliated companies or a sublicensee as the publisher.

              (c) Any reprintings of a Work in the Guides Series, any printings or reprintings of additional titles in the Guides Series and any advertising, publicity and promotion for the Guides Series manufactured later than six months after the Closing Date (the "Six-Month Date") may use the Guides Trademarks only in combination with an existing or newly-created trademark or trade name of the Purchaser or one of its affiliated companies that has no resemblance to "Golden" (for example, but without limiting the generality of this provision, "A Golden Guide From St. Martin's" or "A Golden Excell Field Guide") (a "Composite

Trademark"). If at the time the Purchaser adopts a Composite Trademark the Seller is the sole owner of the Golden Trademarks, the Seller shall have the right to approve the Composite Trademark unless the trademark or trade name added by the Purchaser to create such Composite Trademark is a trademark or trade name owned by and previously used on any books published by the Purchaser or one of its affiliated companies. The Seller agrees not to unreasonably withhold or delay approval of the Composite Trademark and agrees that no transferee of any interest in the Golden Trademarks, including, but not limited to, a secured party, shall have any right of approval over any Composite Trademark.

              (d) After the Six-Month Date, the Purchaser and its affiliated companies may continue to distribute and sell copies of titles in the Guide Series manufactured prior to the Six-Month Date and to use any stock of advertising, publicity and promotional materials for the Guides Series manufactured prior to the Six-Month Date, but after the end of the period that begins on the Closing Date and ends eighteen (18) months later (the "18-Month Period"), other than the remaindering of existing stock of copies of titles in the Guides Series during the period ending forty-five (45) days after the 18-Month Period (the "Remaindering Period"), the Purchaser and its affiliated companies will make no further use of the Guides Trademarks (including, without limitation, further distribution or sale of existing stock) except in compliance with Section 5.1(c); provided, that the Purchaser and its affiliated companies shall not be required to recall any books or materials already sold or distributed.

              (e) Any and all good will that arises out of the Purchaser's use of the Guides Trademarks (but not from use of a Composite Trademark) will enure strictly to the benefit of the Seller. The Purchaser acknowledges the Seller's sole and exclusive ownership of the Guides Trademarks throughout the world. Consequently, the Purchaser will not anywhere in the world: (i) register or apply to register the Guides Trademarksor otherwise assert any ownership rights (other than the exclusive license granted in this Section 5.1) in or to the Guides Trademarks or (ii) attack or contest the Seller's rights in or to the Guides Trademarks. The provisions of this Section 5.1(e) will survive the expiration or earlier termination of the License for whatever reason, except subparagraph (ii) above which will survive only for the period ending three (3) years after the Purchaser's last use of the Guides Trademarks pursuant to the License.
During the term of the License, the Seller will cause the Purchaser to be included as a registered user anywhere in the world where such registration is appropriate. Neither the Purchaser nor its affiliated companies will register any Composite Trademark.

              (f) The Purchaser acknowledges that the Seller has established a consistent high quality for the Works published, promoted, sold and distributed under the Guides Trademarks. In the Purchaser's exercise of its rights under the License, including in the publication, distribution, sale, advertising, publicity and promotion of any existing or future works in the Guides Series under the Guides Trademarks or any Composite Trademark, the Purchaser will maintain a standard of quality not materially lower than that maintained by the Seller for the Guides Series up to and including the Closing.

              (g) The Purchaser represents and warrants to the Seller that, in its publication, distribution, sale, advertising, publicity and promotion of any existing or future works of the Guides Series under the Guides Trademarks: (i) subject to Section 5.1(e), the Purchaser will comply in all material respects with all applicable Federal, state and local laws, rules and regulations, as well as the laws, rules and regulations of any countries outside the U.S.

in which the Purchaser exploits the License; (ii) the Purchaser will not commit any act that brings the Guides Trademarks into scandal or disrepute in a manner that would materially diminish the value of the Guides Trademarks; and (iii) any Composite Trademark adopted by the Purchaser will not infringe the rights of any third party.

              (h) The Purchaser acknowledges that a material breach by it of this Section 5 could cause irreparable harm to the Seller for which there may not be an adequate remedy at law. Consequently, the Seller will be entitled to preliminary and permanent injunctive relief against the Seller without the necessity of proving actual damages in the event of a material breach by the Purchaser of this Section 5.

              (i) If the Purchaser materially breaches Section 5.1(f) and does not cease further violations within sixty (60) days after receipt of notice thereof from the Seller detailing the acts that constitute such breach and demanding their cessation, the Seller may terminate the License by giving thirty
(30) days' prior written notice to the Purchaser.

              (j) Any sublicense granted by the Purchaser of the rights granted by the License must be limited to book club, reprint, serial, audio, anthology, electronic, multimedia or other "subsidiary" rights customarily granted by book publishers at the time such sublicense is granted. Any sublicense hereunder shall be subject to the quality standards set forth in
Section 5.1(f). If the Seller notifies the Purchaser that the holder of any such sublicense is not maintaining such quality standards and the Purchaser determines that this is indeed the case, the Purchaser will notify such sublicensee that its sublicense will terminate unless the problem is corrected within 60 days.

              5.2. Exclusivity. None of the Seller, the Parent and any person who succeeds to an interest in the Guides Trademarks will use, or authorize the use of, any of the Guides Trademarks for any purpose whatsoever during the term of the License. None of the Seller, the Parent and any person who acquires an interest in the Guides Trademarks or any other of the Golden Trademarks will use any other Golden Trademark to launch, sponsor, publish, distribute, sell, market, endorse or otherwise participate or assist in any capacity whatsoever in the preparation, publication, distribution, sale or marketing of any nature guide, field guide or any book or other work in whatever form or medium that contains substantial coverage of any subject matter covered by any past, present or future title in any of the Guides Series, except in each case any nature guide, field guide or any book or other work specifically marketed to and suitable only for children under age nine, including, without limitation, any such guide, book or other work marketed under the Golden Jr. Guides name.

              5.3. Right Not to Use. The Purchaser may cease using the Guides Trademarks before the expiration of the License. At the end of the eight and one-half year exclusive license period or earlier termination for breach pursuant to Section 5.1(i), the Purchaser's rights under the License will terminate completely and the Purchaser will cease all use of the Guides Trademarks and any Composite Trademark, except that the Purchaser will not be required to recall any books or any advertising, publicity or promotional materials therefor that have already been sold or distributed. Nothing in this
Section 5 is intended to limit the Purchaser's right to use the Guides Series' trade dress (which is included in the Assets) after termination of the License.

              5.4. Assignment. The Purchaser shall not assign the License except that the Purchaser may assign it (a) to a successor or purchaser that acquires all or substantially all of the Purchaser's trade publishing business or (b) otherwise with the prior written consent of the Seller (which the Seller agrees not unreasonably to withhold or delay).

              5.5. Certificate of Destruction. Upon request, the Purchaser will provide the Seller with a certificate certifying the destruction of any copies of titles in the Guides Series that the Purchaser is prohibited from selling or distributing after the end of the 18-Month Period and that were not sold or distributed within the 18-Month Period or remaindered during the Remaindering Period.

         6.   Trademark License - Golden Trademarks.

              6.1. License. Subject to the closing of the sale and purchase of the Assets and effective on the Closing Date, the Seller grants the Purchaser and its affiliated companies a non-exclusive worldwide, royalty-free license (the "Additional License") to use, and to sublicense, to the extent permitted by
Section 6.1(i), the right to use the Golden Trademarks for eight and one-half years as presently used in the title of existing or future editions of the Book that currently bears the title The Golden Book of Coin Collecting (the "Coin Book") and in advertising, publicity and promotion therefor, on the following terms:

              (a) Any reprinting, other than reprintings ordered or in progress on the Closing Date, of the Coin Book, any printings or reprintings of future editions of the Coin Book and any advertising, publicity and promotion with respect to the Coin Book that the Purchaser produces using the Golden Trademarks must show the Purchaser, one of its affiliated companies or a sublicensee as the publisher.

              (b) Any printings or reprintings of the Coin Book (including of future editions of the Coin Book) and any advertising, publicity and promotion for the Coin Book which are manufactured after the Six-Month Date may use the Golden Trademarks only in the title and then only in combination with an existing or newly-created trademark or trade name of the Purchaser or one of its affiliated companies that has no resemblance to "Golden" or "Golden Books" (a "Composite Title"). If at the time the Purchaser adopts a Composite Title the Seller is the sole owner of the Golden Trademarks, the Seller shall have the right to approve the Composite Title, unless the trademark or trade name added by the Purchaser to create such Composite Title is a trademark or trade name owned by and previously used on any books published by the Purchaser or one of its affiliated companies. The Seller agrees not to unreasonably withhold or delay approval of the Composite Title and agrees that no transferee of any interest in the Golden Trademarks, including, but not limited to, a secured party, will have any right of approval over any Composite Title.

              (c) After the Six-Month Date, the Purchaser and its affiliated companies may continue to distribute and sell copies of the Coin Book manufactured prior to the Six-Month Date and to use any stock of advertising, publicity and promotional materials for the Coin Book manufactured prior to the Six-Month Date, but after the 18-Month Period, other than the remaindering of existing stock of the Coin Book during the Remaindering Period, the Purchaser and its affiliated companies will make no further use of the Golden Trademarks (including, but not limited to, further distribution or sale of existing stock) in connection with the Coin Book except in compliance with Section 6.1(b); provided, that the Purchaser and its affiliated companies shall not be required to recall any books or materials already sold or distributed.

              (d) Any and all good will that arises out of the Purchaser's use of the Golden Trademarks (but not from use of a Composite Title) will enure strictly to the benefit of the Seller. The Purchaser acknowledges the Seller's sole and exclusive ownership of the Golden Trademarks throughout the world. Consequently, the Purchaser will not anywhere in the world: (i) register or apply to register the Golden Trademarks or otherwise assert any ownership rights (other than the Additional License) in or to the Golden Trademarks, or (ii) attack or contest the Seller's rights in or to the Golden Trademarks. The provisions of this Section 6.1(d) will survive the expiration or earlier termination of the Additional License for whatever reason, except subparagraph
(ii) above which will survive only for the period ending three (3) years after the Purchaser's last use of the Golden Trademarks pursuant to the Additional License. During the term of the Additional License, the Seller will cause the Purchaser to be included as a registered user anywhere in the world where such registration is appropriate. Neither the Purchaser nor its affiliated companies will register any Composite Title.

              (e) The Purchaser acknowledges that the Seller has established a consistent high quality for the Works published, promoted, sold and distributed under the Golden Trademarks. In the Purchaser's exercise of its rights under the Additional License, including in the publication, distribution, sale, advertising, publicity and promotion of any existing or future editions of the Coin Book under the Golden Trademarks or any Composite Title, the Purchaser will maintain a standard of quality not materially lower than that maintained by the Seller for the Coin Book up to and including the Closing.

              (f) The Purchaser represents and warrants to the Seller that, in its publication, distribution, sale, advertising, publicity and promotion of the Coin Book under the Golden Trademarks: (i) subject to Section 6.1(d), the Purchaser will comply in all material respects with all applicable Federal, state and local laws, rules and regulations, as well as the laws, rules and regulations of any countries outside the U.S. in which the Purchaser exploits the Additional License; (ii) the Purchaser will not commit any act that brings the Golden Trademarks into scandal or disrepute in a manner that would materially diminish the value of the Golden Trademarks; and (iii) any Composite Title adopted by the Purchaser will not infringe the rights of any third party.

              (g) The Purchaser acknowledges that a material breach by it of this Section 6 could cause irreparable harm to the Seller for which there may not be an adequate remedy at law. Consequently, the Seller will be entitled to preliminary and permanent injunctive relief against the Seller without the necessity of proving actual damages in the event of a material breach by the Purchaser.

              (h) If the Purchaser materially breaches Section 6.1(e) and does not cease further violations within sixty (60) days after receipt of notice thereof from the Seller detailing the acts that constitute the breach and demanding their cessation, the Seller may terminate the Additional License by giving thirty (30) days' prior written notice to the Purchaser.

              (i) Any sublicense granted by the Purchaser of the rights granted by the Additional License must be limited to book club, reprint, serial, audio, anthology, electronic, multimedia or other "subsidiary" rights customarily granted by book publishers at the time such sublicense is entered into. Any sublicense hereunder shall be subject to the quality standards set forth in Section 6.1(e). If the Seller notifies the Purchaser that the holder of any such sublicense is not maintaining such quality standards and the Purchaser determines that this is indeed the case, the Purchaser will notify such sublicensee that its sublicense will terminate unless the problem is corrected within 60 days.

              6.2. Exclusivity. None of the Seller, the Parent and any person who acquires an interest in the Golden Trademarks will use any Golden Trademark to launch, sponsor, publish, distribute, sell, market, endorse or otherwise participate or assist in any capacity whatsoever in the preparation, publication, distribution, sale or marketing of any coin guide or any book or other work in whatever form or medium that relates to coins or coin collecting except any guide, book or other work specifically marketed and suitable only for children under age nine.

              6.3. Right Not to Use. The Purchaser may cease using the Golden Trademarks before the expiration of the Additional License. At the end of the eight and one-half year license period or earlier termination for breach pursuant to Section 6.1(h), the Purchaser's rights under the Additional License will terminate completely and the Purchaser will cease all use of the Golden Trademark and any Composite Title, except that the Purchaser will not be required to recall any books or materials that have already been sold or distributed. Nothing in this Section 6 is intended to limit the Purchaser's right to use the Coin Book's trade dress (which is included in the Assets) after termination of the Additional License.

              6.4. Assignment. The Purchaser shall not assign the Additional License except that the Purchaser may assign it (a) to a successor or purchaser that acquires all, or substantially all, of the Purchaser's trade publishing business or (b) otherwise with the prior written consent of the Seller (which the Seller agrees not unreasonably to withhold or delay).

              6.5. Certificate of Destruction. Upon request, the Purchaser will provide the Seller with a certificate certifying the destruction of any copies of the Coin Book that the Purchaser is prohibited from distributing after the 18-Month Period and that were not sold or distributed within the 18-Month Period or remaindered during the Remaindering Period.

         7.   Sell Off Right.

              7.1. Right Granted. In addition to the License and the Additional License granted in Sections 5 and 6, subject to the closing of the sale and purchase of the Assets, and effective on the Closing Date, the Seller grants the Purchaser and its affiliated companies a worldwide, royalty-free right to sell off, during the 18-Month Period only, any Book that is in the inventory of Books in existence on the Closing Date, any printing or reprinting thereof that is in progress or ordered as of the Closing Date, and any return of any Book received after the Closing Date (collectively, the "Inventory"), and to use any existing Related Materials for such Books and any printing or reprinting thereof that is in progress or ordered as of the Closing Date (the "Existing Related Materials"), even though such Books or Related Materials bear one or more of the trade names, imprints, colophons, or registered or unregistered trademarks retained by the Seller (whether or not subject to a license under Section 5 or Section 6).

              7.2. End of Sell Off Right. At the end of the 18-Month Period, except for the remaindering of existing stock during the Remaindering Period, the Purchaser will cease selling or using the Inventory and Existing Related Materials in any way and will remainder, or pulp or otherwise destroy, all remaining stocks of Inventory and Existing Related Materials bearing trademarks of the Seller not included in the Assets and whose continued sale or use is not otherwise permitted by Section 5 or Section 6, but the Purchaser shall not be required to recall any Books or Related Materials that have already been sold or distributed.

         8. Representations and Warranties of the Seller. The Seller represents, warrants and covenants to the Purchaser that:

              8.1. Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own the Assets and carry on the Business, and is duly qualified to do business as a foreign corporation in the State of New York. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              8.2. Authorization; Consents. The Seller and the Parent each have the requisite corporate power to enter into this Agreement and, in the case of the Seller, all of the other agreements, certificates and documents delivered or to be delivered at or before the Closing in connection with the transactions contemplated hereby (the "Ancillary Documents") to which it is a party. The execution and delivery by the Seller and the Parent of this Agreement and by the Seller of the Ancillary Documents to which it is a party, the consummation by the Seller of the transactions contemplated hereby and thereby, and the performance by the Seller and the Parent of their respective obligations hereunder and, in the case of the Seller, thereunder have been, or will have been by the Closing Date, duly authorized by all necessary corporate action on the part of the Seller and the Parent. This Agreement has been duly executed and delivered and (assuming approval of this Agreement by the Bankruptcy Court) constitutes the legal and binding obligation of the Seller and the Parent enforceable in accordance with its terms. Upon the execution and delivery thereof by the Seller, the Ancillary Documents to which it is a party will constitute legal and binding obligations of the Seller enforceable in accordance with their respective terms. Except as set forth on Schedule 8.2, the execution and delivery by the Seller and the Parent of this Agreement and by the Seller of the Ancillary Documents, the consummation by the Seller of the transactions contemplated hereby and thereby, and the performance by the Seller and the Parent of their respective obligations hereunder and the Seller's obligations thereunder will not conflict in any material respect with or result in any material violation of, or constitute a material default under (either immediately or with notice or lapse of time), or result in any right to accelerate or the creation or imposition of any lien, charge or encumbrance on the Assets pursuant to, any provision of (a) the certificate of incorporation or by-laws of the Seller or the Parent, (b) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Seller or the Parent is a party or by which any of the Seller's or the Parent's respective properties or other assets is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Seller or the Parent, or any of the Seller's or the Parent's respective properties or other assets, or (d) any law, statute, decree, rule or regulation of any jurisdiction applicable to the Seller or the Parent. Except for approvals of the Bankruptcy Court as referred to in Section 10.1, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Seller or the Parent is necessary for the execution by the Seller and the Parent of this Agreement or by the Seller or any of the Ancillary Documents, the consummation by the Seller of the transactions contemplated hereby and thereby, or the performance by the Seller and the Parent of their respective obligations hereunder and of the Seller thereunder. Except as provided in Section 12.6, the Seller and the Parent have obtained, or will have obtained by the Closing Date, all consents necessary to their execution of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby (including without limitation the transfers of Assets and assignment of contracts contemplated hereby and the waiver of the right to terminate any publishing agreement upon a change of editor from any author or other licensor of works having such a right) and the performance of their obligations hereunder; provided, however, if the Seller has used its best efforts to obtain the consents listed on Schedule 12.6 as required as a condition to Closing and has failed to obtain same, and, as a result of the failure to obtain such consents, there is no Closing, then the Purchaser's remedies for such failure shall be limited to termination of this Agreement and the right to receive the Break-Up Fee to the extent provided in Section 10.3.

              8.3. Assets. Except as set forth on Schedule 8.3, the Seller will, upon entry of the Sale Order, have complete and unrestricted power and the unqualified right to, and will at the Closing, sell, assign and transfer to the Purchaser good and marketable title to all of the Assets being sold, assigned and transferred hereunder, free and clear of all mortgages, liens, security interests, contractual obligations (other than those disclosed on Schedule 8.6) and obligations to pay royalties, fees or other sums (other than pursuant to agreements disclosed on Schedule 8.6), encumbrances or charges of any kind, including, without limitation:

              (a) all of the Whitman trademarks and trade dress used on the Whitman Products and associated good will;

              (b) worldwide copyrights in all the Whitman Products (a complete list of which is included on Schedule 1.1) and all prior editions thereof;

              (c) worldwide copyrights in all of the Golden Guides, Golden Field Guides and Outdoor Action Guides (a complete list of which is included on Schedule 1.1) and all prior editions thereof;

              (d) the trade dress used with the Golden Guides, Golden Field Guides and Outdoor Action Guides, and associated good will; and

              (e) the right to publish, distribute and sell, on the terms contained in the applicable contracts listed on Schedule 8.6, all of the other Works in book form and other rights in the Works specified in those contracts.

         Without limiting the generality of any representations and warranties of the Seller set forth in this Agreement, the artwork in Birds in North America was created as a "work made for hire", within the meaning of the United States copyright laws, for the Seller or its predecessors-in-interest, and the Purchaser will have no obligations with respect thereto except to pay royalties to the extent consistent with the list of current royalty payments appended to
Schedule 8.6.

         The Seller will execute and deliver to the Purchaser such instruments of sale, assignment and transfer as, in the reasonable opinion of the Purchaser's counsel, are necessary to transfer good and marketable title to the Assets as contemplated by this Agreement. None of the computer disks or files delivered or transmitted, or to be delivered or transmitted, to the Purchaser will contain at the time of delivery or transmission any virus, software lock, drop-dead device or other program or defect that would inappropriately affect any software or hardware.

              8.4. Assets Held by Others. Schedule 8.4 lists all of the Assets in the possession of persons or entities other than the Seller or the Purchaser and the name, address and telephone number of the holder thereof, as well as "flat lists" from all such persons or entities listing the ISBN numbers and titles of all film flats or digital files relating to text, inserts, jackets, covers and other printed components of the Books and Related Materials in their possession.

              8.5. Operation of Business. Since January 1, 1999, except as set forth on Schedule 8.5, the Seller has operated the Business in the ordinary and customary course and consistent with past practice. Without limiting the generality of the foregoing:

              (a) Except as set forth on Schedule 8.5, the Seller has not sold, transferred or encumbered any assets used in the Business, except in the ordinary and customary course of business and consistent with past practices; and

              (b) The Seller has not agreed, whether in writing or otherwise, to take any action which would cause the representations set forth in this
Section 8 to be incorrect.

              8.6. Contracts.  Except as set forth on Schedule 8.6,

              (a) The Seller is not a party to, or otherwise bound by, any agreement, contract, lease, license or other legally binding commitment or arrangement relating in any way to the Business for an amount greater than $5,000, individually, or $75,000 in the aggregate, including, without limitation, any agreement, contract or other commitment or arrangement to use the services of any production vendor (including, without limitation, any typesetter, printer or binder), any distributor other than the Purchaser, or the like in connection with the Books and Related Materials;

              (b) Except for author royalties not in the aggregate exceeding the amounts set forth in Sections 2.1(b)(i) and 2.1(b)(ii), the Seller has paid, or will pay prior to or at the Closing, in full for all services performed, materials provided and rights granted with respect to the Works, Books and Related Materials, except those specifically assumed by the Purchaser pursuant to this Agreement;

              (c) The Seller has not granted any person or entity any security interest in any of the Assets or relating in any way to the Business, and no third party has any security interest in, or other right with respect to, any future revenues or potential revenues of the Business;

              (d) No agreement, contract, lease, license or other legally binding commitment or arrangement with respect to the Business to which the Seller is a party, or by which it or the Assets is bound, is in default; no event, circumstance or state of facts exist which would, if not corrected following notice thereof, result in a default under any such agreement, contract, lease, license or other legally binding commitment or arrangement; and no party to any such agreement, contract, lease, license or other legal binding commitment or arrangement has notified the Seller that, or that it believes that, such a default exists;

              (e) The Seller has either accepted or rejected in writing all manuscripts of Works it has contracted for and received from authors or other licensors, except that it has received, but has not yet accepted or rejected, the manuscripts specified on Schedule 8.6;

              (f) The Seller has completely fulfilled all contractual commitments required to be fulfilled to date that it has made to authors or other licensors with respect to publicity, marketing or promotion of, and efforts to license or otherwise dispose of rights in, all of the Works published prior to the Closing Date; all of the contracts with authors or other licensors for Works as to which any inventory of Books exists or which have been included in catalogs issued by or in the name of the Seller remain in effect; and no state of facts exists (or will exist as the result of the Seller's execution of this Agreement or the fulfilment by the Seller of any of its obligations under this Agreement) that would give the author or licensor a right to terminate any such contract;

              (g) Schedule 8.6 contains a complete list, by title and author, of all published Works and, except as set forth on Schedule 8.6, there are no unpaid advances, or advances that will become payable on or after the Closing Date, against author or other licensor earnings with respect to such Works;

              (h) Subject to the first proviso to Section 12.6, as of the date of the Sale Order, the agreements included in the Assets may be assumed by the Seller and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code without the consent of any party other than the Seller; provided, however, if the Seller has used its best efforts to obtain the consents listed on
Schedule 12.6 as required as a condition to Closing and has failed to obtain same, and, as a result of the failure to obtain such consents, there is no Closing, then the Purchaser's remedies for such failure shall be limited to termination of this Agreement and the right to receive the Break-Up Fee to the extent provided in Section 10.3; and

              (i) No author or other licensor has given notice of the revocation or purported revocation of any foreign language rights in any Work included in the Assets.

              8.7. Financial Representations.  The figures set forth in Section
2.1 for Gross Royalty Assets, Gross Inventory Value and Unpaid 1998 Royalties are, except as reflected in a Purchase Price Adjustment, true and correct statements of, and the figure for 1999 Royalties represents the Seller's good faith estimate for, those amounts compiled in accordance with the provisions of
Section 2.1 and consistently with the figures used by the Seller in compiling the financial statements included in the filings of the Parent under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such financial statements set forth the information included therein in accordance with generally accepted accounting principles, consistently applied, and are in compliance with the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission.

              8.8. Brokers. No broker, finder or other intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, except Allen & Company Incorporated, for whose fees the Seller or the Parent are solely responsible.

              8.9. Compliance with Law. The Seller has complied with each, and has not received any notice of any violation of any, law, statute, regulation, rule, ordinance, order, writ, injunction, judgment, decree or other legal requirement relating to the Business or the Assets. Other than the cases commenced by the Petitions (the "Chapter 11 Cases"), there is no action, suit, investigation or proceeding pending or, to the Seller's knowledge, threatened against the Parent or the Seller with respect to the Business or any of the Assets before any court, arbitrators or administrative or governmental body, including without limitation any action, suit, investigation or proceeding claiming infringement of trademark, copyright, libel or harm to person or property. The Seller is not in default under any order, writ, injunction, judgment or decree of any court, arbitrators or administrative or governmental body relating to the Business or the Assets. There are no unsatisfied judgments or outstanding rders, writs, injunctions or decrees against the Seller relating to the Business or the Assets or which would effect the Seller's right to convey title to the Assets as provided herein or burden the title thereby conveyed.
The Seller has complied and will comply with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and all orders of the Bankruptcy Court, including, but not limited to, with respect to the Sale Motion (as defined in Section
10.1 below) and any order entered in connection therewith. Except as expressly authorized by this Agreement, the Seller has not taken any action, or failed to take any action, which is reasonably likely to prevent, impede or result in the revocation of the vesting in the Purchaser at the Closing following the entry of the Sale Order of good and marketable title to the Assets (or any portion thereof) free and clear of all claims and interests of creditors.

              8.10. Trademarks and Trade Names. The Seller is the sole owner of the Golden Trademarks, the Guide Trademarks, the Whitman(R) trademarks and each of the other trademarks, trade dress, trade names and logos used in the Business, together with associated good will. Each of such trademarks, titles, trade dress, trade names and logos is valid and none of them has been or is currently being challenged. Schedule 8.10 includes copies of all registrations pertaining to such trademarks, titles, trade dress, trade names and logos. All trademarks included in the Assets that purport to be registered are duly registered. From and after the Closing Date, the Purchaser will have the unrestricted right, without liability or obligation to any third party, to use the trademarks, titles, trade dress, trade names and logos for the continued conduct of the Business in accordance with past practices as the sole owner thereof, except that, in the case of Golden Trademarks and Guides Trademarks, and any other trade names, imprints, colophons, or registered or unregistered trademarks retained by the Seller, such use will be as a licensee in accordance with and subject to the provisions of the licenses granted in Sections 5, 6 and 7, as applicable. None of the Books and Related Materials or any other materials used in the Business, any of the trademarks, trade dress or titles to be licensed or sold to the Purchaser hereunder or any trade dress, trade name or logo used in the Business infringes any trademark, trade dress, trade name or logo of any third party or any other right of any person or entity.

              8.11. Contents of the Works. Nothing contained in any of the Works published prior to the Closing, or in any Works the manuscript of which was accepted (or was required to be accepted) prior to the Closing, and no publication, distribution, sale or other act of the Seller prior to the Closing with respect to the Business or the Works, Books or Related Materials, (a) infringes upon or will infringe upon any right of any kind (including, without limitation, any copyright, trademark, trade secret, contract right or right of publicity or privacy) of any person or entity, (b) defames or will defame any person or entity, (c) otherwise gives rise to, or will give rise to, a legal cause of action by any person or entity, or (d) violates or will violate any law, statute or regulation of or any country, state or other political entity. No material part of any of the Works, Books and Related Materials is in the public domain. The Seller owns the worldwide copyright to each of the titles in the Guide Series, each Whitman Product and all Related Materials. The Seller owns the worldwide copyright, or by contract has the exclusive right to publish, distribute, sell and publicly display, subject only to the provisions of the contracts listed on Schedule 8.6, all of the other Works and Books, including all the underlying material therein, as well as any materials now or previously posted on any Web site, if any, used in connection with the Books or Related Materials, and the contracts included in the Assets which relate to unpublished Works convey the right to publish and distribute the Books and Related Materials to which they relate. Schedule 8.11 lists the copyright registrations for all the Works, including the date and number of the registrations and any renewals thereof. None of the Whitman Products nor any other Book infringes any patent or other intellectual property right of any third party or contains any defect or material that will cause injury to any person or damage to any property. There are no product liability suits pending or, to the knowledge of the Seller, threatened with respect to the Whitman Products or any other Books. None of the Whitman Products is patented or manufactured, distributed or sold under any patent license to which the Seller or any of its Affiliates (as such term is defined in Section 14(a)) is a party. No author or other licensor of any materials in any Work in the Guide Series has revoked or will revoke any rights granted to the Seller that are included in the Assets.

              8.12. Other Liabilities. The Seller has no other liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of whatever nature relating to the Assets and for which the Purchaser will be responsible, whether arising out of contract, tort, statute or otherwise, except
(a) as disclosed in the Schedules to this Agreement and (b) for liabilities and obligations incurred in the ordinary course of business in an amount not greater than $5,000 in the aggregate.

              8.13. Disclosure. This Agreement, the Schedules hereto or any other information furnished or to be furnished to the Purchaser in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not false or misleading.

         9. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that:

              9.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

              9.2. Authorization. The Purchaser has the requisite corporate power to enter into this Agreement and all of the Ancillary Documents to which it is a party. The execution and delivery by the Purchaser of this Agreement and the Ancillary Documents to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and the performance by the Purchaser of its obligations hereunder and thereunder have been, or will have been by the Closing Date, duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered and constitutes the legal and binding obligation of the Purchaser enforceable in accordance with its terms. Upon the execution and delivery thereof by the Purchaser, the Ancillary Documents to which it is a party will constitute legal and binding obligations of the Purchaser enforceable in accordance with their respective terms. The execution and delivery by the Purchaser of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the performance by the Purchaser of its obligations hereunder and thereunder will not conflict with or result in any material violation of, or constitute a material default under (either immediately or with notice or lapse of time), or result in any right to accelerate or the creation or imposition of any lien, charge or encumbrance pursuant to, any provision of (a) the certificate of incorporation or by-laws of the Purchaser, (b) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Purchaser is a party or by which any of the Purchaser's properties or other assets is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Purchaser, or any of the Purchaser's properties or other assets, or (d) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with notice to any governmental body or authority by the Purchaser is necessary for the execution of this Agreement or any of the Ancillary Documents, the consummation by the Purchaser of the transactions contemplated hereby and thereby or the performance by the Purchaser of its obligations hereunder and thereunder.

              9.3. Brokers. No broker, finder or other intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby.

         10.  Additional Agreements.

              10.1. Bankruptcy Court Approval. (a) As promptly as practicable after the date hereof but in no event later than March 11, 1999 the Seller and the Parent shall (i) file the Sale Motion (as such term is defined below) with the Bankruptcy Court seeking entry of the Sale Order (as such term is defined below) and (ii) file a motion for, and use their best efforts to cause the Bankruptcy Court to enter, an order (the "Interim Order"), in form and substance reasonably satisfactory to the Purchaser, (x) approving the performance by the Seller and the

Parent of their obligations under Sections 10.2 and 10.3 of this Agreement, (y) scheduling a hearing on the Sale Motion and prescribing the form and manner of notice thereof and (z) requiring that any person or entity wishing to make a higher and better offer for the Assets on the other terms set forth in this Agreement offer an amount that is at least $750,000 more than the Purchase Price and that any subsequent bids are in increments of not less than $100,000 above prior bids and that any such person or entity demonstrate its ability (financial and otherwise) to perform the obligations of the Purchaser hereunder. The Sale Motion and the forms of the Interim Order, the Sale Order and the form of notice shall be subject to review and comment by counsel to the Purchaser. The Seller and the Parent agree to make promptly any filings, to take all actions and to use their best efforts to obtain any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

         As used herein, "Sale Motion" means the motion of the Seller and the Parent seeking entry of the Sale Order.

         As used herein, "Sale Order" means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser, ratifying the Interim Order and approving: (i) the sale of the Assets to the Purchaser pursuant to this Agreement free and clear of all liens, other encumbrances and other interests of any kind of any person or entity other than the Seller (except as otherwise provided in this Agreement); (ii) subject to Section 12.6, the assumption by the Seller and the assignment to the Purchaser of the agreements included in the Assets; (iii) the Escrow Agreement; (iv) a first priority security interest of the Purchaser in the Escrow Deposit; (v) the assumption of the Distribution Agreement, as amended by this Agreement; and (vi) the incurrence of the other obligations of the Seller and the Parent in this Agreement (to the extent they have not already been approved by the Interim Order) and the Ancillary Agreements.

              (b) In the event an appeal is taken from the Sale Order or the Interim Order, the Seller shall immediately notify the Purchaser of such appeal and shall within one business day provide the Purchaser with a copy of the related notice of appeal. The Seller shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from the Sale Order or the Interim Order and copies of all papers filed in connection with any of the foregoing.

              10.2. Notice of Other Bids, etc. In the event that the Seller, the Parent or any Representative shall receive any offer, proposal or inquiry regarding the acquisition of all or any portion of the Assets, the Seller shall within one business day: (i) notify the Purchaser, in writing, of such proposal or offer, or any inquiry or contact with any person with respect thereto, and shall, in any such notice to the Purchaser indicate in reasonable detail the identify of the offeror and the terms and conditions of any proposal and (ii) after entry of the Sale Order, notify any such offeror of the entry of the Sale Order and the fact that the Seller is neither considering nor permitted to consider any such proposal or offer.

              10.3. Break-Up Fee. In the event that, notwithstanding the execution of this Agreement,

              (a) The Seller sells, or agrees to sell, or the Bankruptcy Court approves any sale of, all or substantially all of the Assets or any material portion of any of the three (3) principal business segments included in the Business to any person or entity other than the Purchaser or any of its affiliated companies and such sale closes on or prior to December 31, 1999; provided, however, that if this Agreement terminates by reason of a material breach by the Purchaser of its obligations under this Agreement, the Break-Up Fee (as defined below) will not be payable; or

              (b)    This Agreement is terminated by the Purchaser pursuant to
Section 16.1(a)(ii) or by the Seller pursuant to Section 16.1(a)(iii) or if this Agreement terminates pursuant to Section 16.1(b) other than by reason of a material breach by the Purchaser of its obligations under this Agreement; provided, however, that if, prior to or at the time of such termination or within 30 days thereof (provided that the Seller has made a motion to that effect not later than five business days of such termination), the Seller has assumed the Distribution Agreement and such assumption has been approved by the Bankruptcy Court pursuant to an order of the Bankruptcy Court, the Break-Up Fee will not be payable unless a sale described in Section 10.3(a) occurs; or

              (c) This Agreement is terminated (i) by either the Purchaser or the Seller pursuant to Section 16.1(a)(iv), (ii) by the Purchaser because of a failure to satisfy the condition to close set forth in part 2 of Schedule 12.6 or (iii) by the Seller pursuant to Section 16.1(a)(iii) where the delay in closing results from the failure of the Seller, despite its best efforts, to satisfy the condition set forth in part 2 of Schedule 12.6; provided, however, that if, prior to or at the time of such termination or within 30 days thereof (provided that the Seller has made a motion to that effect not later than five business days of such termination), the Seller has assumed the Distribution Agreement and such assumption has been approved by the Bankruptcy Court pursuant to an order of the Bankruptcy Court, the Break-Up Fee will not be payable unless a sale described in Section 10.3(a) occurs.

then, following any such event, the Seller promptly will pay to the Purchaser a fee (the "BreakUp Fee") equal to the sum of (i) three percent (3%) of the Purchase Price (as set forth in Section 2.1, but not subject to any of the adjustments provided for in Sections 2.1(c) and 2.5-2.7), and (ii) all of the reasonable out-of-pocket expenses (including, but not limited to, attorneys' and accountants' fees) incurred by the Purchaser (whether prior or subsequent to the execution of this Agreement but not after the submission of a bid referred to in
Section 10.1(a)(ii)(2)) in connection with the transactions contemplated by this Agreement up to a maximum of $250,000 (the "Expenses"); provided, however, that in the case of an event described in Section 10.3(c) and if the proviso to
Section 10.3(c) has been satisfied, the Break-Up Fee will instead be equal to the sum of (A) three percent (3%) of the amount actually received by the Seller for the Assets or any portions thereof sold in one or more transactions prior to December 31, 1999, which amount shall be paid to the Seller promptly upon the Seller's receipt of such amount and (B) the Expenses.

              10.4. Conduct of Business Prior to the Closing. (a) The Seller agrees that, between the date of this Agreement and the Closing Date, except as permitted by the prior written consent of the Purchaser: (x) the Business shall be conducted only in, and the Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and
(y) the Seller shall use its best efforts to preserve the Business substantially intact, to preserve the value of the Assets in existence on the date hereof, to comply with all material governmental and regulatory requirements applicable to the Business or the Assets and to preserve the present relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations.
By way of amplification and not limitation, except as contemplated by this Agreement, the Seller shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do, or propose or agree to do, any of the following without the prior written consent of the Purchaser:

                     (i)   make any tax election with respect to the Assets;

                     (ii) sell (except in the ordinary course of business), assign, pledge, dispose of or encumber any of the Assets;

                     (iii) except in the ordinary course of business, alter, amend, or settle any dispute under any agreement, contract, or right of the Seller relating to the Business or the Assets;

                     (iv) fail to defend or initiate any material matter or proceed with any material matter before any governmental, regulatory or administrative authorities that is necessary to protect the Assets, including, without limitation, any appeal taken from the entry of the Sale Order or any motion or application filed in connection therewith;

                     (v) fail to (A) maintain the Assets in customary repair, order and condition in all material respects, (B) maintain insurance for the Assets reasonably comparable in all material respects to that in effect on the date of this Agreement or (C) in the event of a casualty, loss or damage to any of the Assets prior to the Closing Date for which the Seller is insured, either repair or replace such damaged assets or, at the option of the Purchaser, transfer the proceeds of such insurance to the Purchaser;

                     (vi) fail to comply with all material legal and regulatory requirements and all material contractual obligations applicable to the Assets;

                     (vii) terminate, replace, amend or otherwise modify any of the agreements included in the Assets or waive any of the obligations of the parties (other than the Seller) to such agreements or the Seller's rights under any of such agreements; or

                     (viii)enter into any contract, commitment or lease in relation to the Business or the Assets which, if entered into on the date hereof, would be required to be disclosed on a Schedule to the Agreement.

              (b) The Seller agrees to consider in good faith any suggestions made by the Purchaser with respect to actions to be taken or not taken in the conduct of the Business between the date hereof and the Closing Date which action or inaction is necessary or desirable, in the opinion of the Purchaser, to preserve the value of the Business or any of the Assets. If the Purchaser suggests to the Seller that it is necessary or desirable for the preservation of the value of the Business or any of the Assets, in the Purchaser's opinion, that an action not be taken and the Seller takes such action notwithstanding such suggestion, then, in addition to any other remedies of the Purchaser, the Purchaser shall not be obligated under Section 1.3 to assume, pay, perform or discharge any obligation or liability arising as a result of such action. The Purchaser shall have no liability, under this Agreement or otherwise, for any action or inaction of the Seller that had been suggested by the Purchaser.

         11. Conditions to the Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:

              11.1. Representations and Warranties. The representations and warranties of the Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except for representations and warranties that relate to a specific date).

              11.2. Performance. The Purchaser shall have performed and complied in all material respects with each covenant or condition required by this Agreement to be performed or complied with by it before or at the Closing.

              11.3. Closing Certificate. The Purchaser shall have delivered a certificate, dated the Closing Date and executed by its chief executive officer or its chief operating officer, certifying that the conditions set forth in Sections 11.1 and 11.2 have been fulfilled.

              11.4. Opinion. The Seller shall have received from Patterson, Belknap, Webb & Tyler LLP, counsel to the Purchaser, an opinion, dated the Closing Date, addressed to the Seller and in substantially the form set forth in Exhibit B.

              11.5. Escrow Agreement. The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

              11.6. Assumption Agreement. The Purchaser shall have executed and delivered the Assumption Agreement.

              11.7.  Sale Order.  The Sale Order shall have been entered.

         12. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction, before or at the Closing, of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

              12.1. Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and the Schedules hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except for representations and warranties that relate to a specific date).

              12.2. Performance. The Seller shall have performed and complied in all material respects with each covenant and condition required by this Agreement to be performed or complied with by it before or at the Closing.

              12.3. Closing Certificate. The Seller shall have delivered a certificate, dated the Closing Date and executed by its chief executive officer or its chief operating officer certifying that the conditions set forth in Sections 12.1 and 12.2 have been fulfilled.

              12.4. Opinion. The Purchaser shall have received from Proskauer Rose LLP, counsel to the Seller, an opinion, dated the Closing Date, addressed to the Purchaser and in substantially the form set forth in Exhibit C.

              12.5. Escrow Agreement. The Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

              12.6. Consents. The Seller shall have received and delivered to the Purchaser (a) the consents listed on Schedule 12.6, (b) the consents of all creditors of the Parent, the Seller or any Affiliate whose consent is required for the transactions contemplated hereby and of all parties to contracts included in the Assets whose consent is necessary for the assignment of such contracts and (c) a waiver of the right to terminate any publishing agreement upon a change of editor from all authors or other licensors of Works having such a right; provided, however, that if the Seller has been unable to obtain any such consent or waiver with respect to, or the Bankruptcy Court has not approved the assumption of, (i) any of the publishing agreements with authors or other licensors listed on Schedule 12.6 (except those indicated as conditions to Closing), this condition shall be deemed satisfied, and such agreement, any Work(s) covered thereby and any copies of such Works and any other agreements relating solely thereto shall be excluded from the Assets (and any reference to the Assets in the Agreement shall exclude such agreements and Works) and the Purchase Price shall be reduced by the value ascribed to such agreement on Schedule 12.6 and the value of such copies at the rate per copy shown on Schedule 2.1(a) or (ii) any other agreement listed on Schedule 12.6 (except those indicated as conditions to Closing), such agreement shall be excluded from the Assets (and any reference to he Assets in this Agreement shall exclude such agreement) and the Purchase Price shall be reduced by the value ascribed to such agreement on Schedule 12.6; and provided further, the Seller will use good faith efforts to obtain the consent of Len Bressett to the assignment of the Consulting Agreement, dated November 17, 1998, between the Seller and Mr. Bressett and his agreement to provide services to the Purchaser pursuant to the terms of such Consulting Agreement, but, if notwithstanding its good faith efforts to obtain such consent and agreement, the Seller is unable to obtain such consent and agreement, the Seller will make arrangements reasonably satisfactory to the Purchaser for the timely provision of those services by Mr. Bressett or other person(s) reasonably satisfactory to the Purchaser at no additional cost to the Purchaser beyond what it otherwise would have paid Mr. Bressett under the Consulting Agreement.

              12.7. Agreements to Deliver. The Purchaser shall have received letters from all third parties in possession of any of the Assets, including, without limitation, any Production Materials or any inventory of Books or Related Materials, agreeing to deliver upon request all Assets in their possession to the Purchaser without regard to any amounts, if any, owing by the Seller to such third party; provided that failure to receive letters from one or more of the third parties listed on Schedule 8.4 and marked with an asterisk shall not be a reason not to close but shall give rise to Damages (as such term is defined in Section 13.2) and, provided, further, that the Seller hereby indemnifies and holds harmless the Purchaser from any Damages resulting from failure of any third party to so deliver such Assets.

              12.8. Sale Order; No Stay. The Sale Order shall have been entered and become final. The Sale Order shall be considered "final" for purposes hereof (a) if it has not been reversed, modified or stayed, the time for appeal therefrom or to seek review, reconsideration or rehearing thereof (excluding the time to move for relief from a final order or judgment under Rule 60(b) of the Federal Rules of Civil Procedure) has been waived or expired, and no appeal, petition for certiorari or other proceeding for reargument, review, reconsideration, rehearing or leave to appeal (including a motion for relief from a final order or judgment under said Rule 60(b)) is pending, and (b) there has not been entered by any court of competent jurisdiction a stay of the consummation of the transaction contemplated hereby and no motion for a stay is pending or, if such a stay shall have been entered, such stay shall no longer be in effect. The Purchaser shall waive the condition that the Sale Order shall have become final (the "finality condition") unless (i) any person has alleged or claimed that, if the Closing occurred, the Purchaser's purchase of the Assets would not be in good faith and (ii) the Purchaser's counsel has

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



concluded in its good-faith professional judgment that there is a risk that the Purchaser's purchase of the Assets and licensing of the Guides Trademarks and the Golden Trademarks hereunder would not be protected as provided in Section 363(m) of the Bankruptcy Code. If the Seller's counsel informs the Purchaser's counsel that the Seller's counsel has concluded in its good-faith professional judgment that there is no risk that the Purchaser's purchase of the Assets and licensing of the Guides Trademarks and the Golden Trademarks hereunder would fail to be protected as provided in Section 363(m) of the Bankruptcy Code, then the First Reduction Date provided in Section 2.1(c)(i)(2) shall be April 22, 1999 instead of April 12, 1999. If the finality condition is not waived by the Purchaser as provided above, then the Seller's counsel and the Purchaser's counsel shall work together to expedite the Sale Order becoming final.

              12.9. Instruments of Assignment; Other Agreements. The Seller shall have delivered to the Purchaser such assignments and other instruments effecting or evidencing the transfers contemplated hereby as the Purchaser shall reasonably request.

              12.10. No Financial Obligations with Respect to "Adequate Assurance". The Bankruptcy Court shall not have entered any order requiring the Purchaser to undertake any financial obligations to provide "adequate assurance," beyond the assumption of liability provided for in this Agreement, as such term is used in Section 365 of the Bankruptcy Code, to any party to any agreement assigned to the Purchaser pursuant hereto.

         13.  Survival of Representations and Warranties; Indemnification.

              13.1. Survival of Representations and Warranties. The representations and warranties contained in Sections 8 and 9 of this Agreement shall survive any investigation by any party and the Closing but shall expire and be extinguished on the second anniversary of the

Closing Date, except that (a) the representations and warranties set forth in
Section 8.3 with respect to Works in the Guide Series and in the third sentence of Section 8.11 shall survive until the fifth anniversary of the Closing Date and (b) the representations and warranties in Section 8.10, insofar as they relate to the License and the Additional License, shall survive for the term of the respective license periods. The representations and warranties in Section 5.1(g) and Section 6.1(f) will expire and be extinguished at the end of the term of the License and Additional License, respectively.

              13.2. Indemnification by the Seller and the Parent. From and after the Closing, the Seller and, with respect to the covenants set forth in Sections 5.2, 6.2 and 14, the Parent agree to indemnify the Purchaser, and hold the Purchaser harmless, from and against any out-of-pocket loss, liability, damage, penalty, claim or expense (including reasonable attorneys' and consultants' fees and other costs and expenses) (collectively, "Damages") incurred or sustained by the Purchaser as a result of or relating to:

              (a) the non-fulfillment or breach of any covenant or agreement of the Seller or the Parent set forth in this Agreement;

              (b) subject to Section 13.1, the breach of any representation or warranty of the Seller or the Parent set forth in this Agreement;

              (c) any investigation, claim, lawsuit, arbitration, or regulatory or administrative suit, proceeding, order or action relating to, or arising out of, any alleged acts, omissions or activities of the Seller or the Parent before the Closing Date, whether or not disclosed herein or in the Schedules hereto;

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



              (d)    (i)   any claim by any employee of the Seller or the Parent
or (ii) any claim brought within five years (if the claim relates to any of the Works in the Guide Series) or two years (if the claim relates to any of the other Works) from the Closing Date by any consultant, editor, author, illustrator, artist, photographer or other person who has provided or claims to have provided any materials included, or has been involved or claims to have been involved in any other way, in any of the Works, Books and Related Materials or any successor, heir, estate, executor, administrator or assignee thereof, that (A) does not arise from an explicit provision of the contracts assumed by the Purchaser pursuant to this Agreement (each such contract, an "Assumed Agreement") and required to be performed after the Closing, or (B) challenges, or asserts any limit on the Purchaser's ownership of or right to exploit without contractual or other limit (other than the obligation to pay royalties pursuant to an Assumed Agreement) the copyrights in the Guide Series for their full terms, including any extensions or renewals thereof, it being the intention of this Agreement that the Purchaser is not assuming any obligation to any such employee of the Seller or the Parent or any such consultant, editor, author, illustrator, artist, photographer or other person, or any other obligation not explicitly assumed hereunder; provided, however, that this Section 13.2(d) does not apply to a revocation or purported revocation of foreign language rights;

              (e) any claim made against the Purchaser covered by Section 10.A. of the Agreement, dated October 15, 1996, between Covey Leadership Center, Inc. and the Seller;

              (f) any refusal by any third party to turn over any of the Assets to the Purchaser;

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



              (g) any attempt by the Seller, the Parent, or a trustee in bankruptcy, creditor or creditors' committee of either of them to avoid any of the transactions or transfers contemplated by, or to reject, this Agreement, any provision hereof or any instrument delivered pursuant hereto or any other attempt to do anything described in Section 2.4(f)(i) or any motion or adversary proceeding brought against the Purchaser in or related to any bankruptcy or insolvency proceeding of the Seller or the Parent in any way relating to or arising out of this Agreement or the Distribution Agreement; and

              (h) any attempt by the Seller, the Parent, or a trustee in bankruptcy, creditor or creditors' committee of either of them to avoid any of the transactions contemplated by, or to reject, any of the orders, contracts, commitments and other agreements described in Section 1.1(e), whether such attempt occurs before or after the Closing.

              13.3. Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify the Seller, and hold the Seller harmless from and against, Damages incurred or sustained by the Seller as a result of or relating to:

              (a) the non-fulfillment or breach of any covenant or agreement of the Purchaser set forth in this Agreement;

              (b) subject to Section 13.1, the breach of any representation or warranty of the Purchaser set forth in this Agreement; and

              (c) any investigation, claim, lawsuit, arbitration, or regulatory or administrative suit, proceeding, order or action relating to, or arising out of, any acts, omissions or activities of the Purchaser in the operation of the Business after the Closing Date.

              13.4. Indemnification Procedures. A party entitled to indemnification hereunder is referred to herein as an "Indemnitee" and a party obligated to indemnify an Indemnitee hereunder is referred to herein as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee will, if a claim in respect thereof is to be made against an Indemnitor under this Section 13, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action.
If any legal action or proceeding asserting such a claim is brought against an Indemnitee, it shall notify the Indemnitor thereof, such notice to include the name of the counsel Indemnitee proposes to use to defend such action or proceeding, which counsel shall be subject to the approval of Indemnitor, such approval not to be unreasonably withheld or delayed. The Indemnitor shall be entitled to participate in the defense of a third party claim with its own counsel at its own expense, and to settle or compromise any such claim or action; provided, however, that any such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld; and provided further, that if the Indemnitee rejects a settlement that would have included a complete general release of the Indemnitee from any further liability, would not have imposed any liability or obligations on Indemnitee not paid for (or, in the case of any obligations other than obligations to pay money, not fully compensated for) by the Indemnitor, and would not have required an admission of wrong doing by Indemnitee, its right to indemnification from the Indemnitor with respect to that claim shall be limited to the amount that would have been payable by the Indemnitor under such settlement or compromise, plus all expenses through the date of such rejection for which Indemnitor is responsible pursuant to this
Section 13. The parties hereto agree to render to each other, at Indemnitor's expense if any out-of-pocket costs are involved, such assistance as may reasonably be requested in order in insure the proper and adequate defense of any such claim or proceeding.

              13.5. Limitation on Indemnification. In the event of any claim for indemnification under Section 13.2(b), 13.2(d)(i) or 13.3(b), the Indemnitee shall not be entitled to indemnification therefor unless and until the Indemnitee has sustained Damages in excess of $175,000 in the aggregate from all such claims, in which event the Indemnitee shall be entitled to the full amount of all Damages suffered or incurred including such $175,000 of Damages. In the event of any claim for indemnification under Section 13.2(d)(ii), the Indemnitee shall not be entitled to indemnification therefor unless and until the Indemnitee has sustained Damages in excess of $100,000 in the aggregate from all such claims, in which event the Indemnitee shall be entitled to the full amount of all Damages suffered or incurred including such $100,000 of Damages.

         14.  Noncompetition.

              (a) The Seller and the Parent agree that neither they nor any of their respective Affiliates (as such term is defined below) will, during a period of eight and one-half years commencing on the Closing Date, directly or indirectly:

                     (i) launch, sponsor, publish, distribute, sell, market, endorse or otherwise participate or assist in any capacity whatsoever in the preparation, publication, distribution, sale or marketing of any book or other work in whatever form or medium that competes with the any of the

              Guides Series, with any present or future titles in any of the Guide Series or with any of the Whitman Products;

                     (ii)  launch, sponsor, publish, distribute,
              sell, market, endorse or otherwise participate or assist in any capacity whatsoever in the preparation, publication, distribution, sale or marketing of any nature guide, field guide, coin guide, coin product or any book or other work in whatever form or medium that contains substantial coverage of any subject matter covered (A) by any past, present or future title in any of the Guides Series, or (B) by any of the Whitman Products, except in each case books specifically marketed to and suitable only for children under age nine;

                     (iii) make use of, or authorize anyone else to
              make use of, for any purpose whatsoever, the Guides
              Trademarks;

                     (iv) do any act or thing that the Seller, the Parent or an Affiliate of the Seller, knows, or reasonably should know, will cause, bring about or induce any interference with, disturbance to or interruption of any relationships of the Purchaser with the authors, packagers, editors, illustrators, preparers of art work, production vendors, customers or any other person or entity involved in the preparation, publication, distribution or sale of the Works, Books and Related Materials; or

                     (v) make any use whatsoever of documents or information included in the Assets except for the preparation of tax returns, litigation, financial reporting and other reasonable requirements.

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         For the purposes of this Agreement, an "Affiliate" of the Seller or the
Parent is any entity or individual controlling, controlled by or under common control with the Seller or the Parent, whether now or in the future, provided, however, that it does not include (i) Warburg Pincus Ventures, L.P., (ii) Warburg, Pincus & Co., (iii) E.M. Warburg, Pincus & Company; (iv) holders of 7.65% Senior Notes due 2000 issued by the Seller solely by reason of their status as holders, (v) holders of 8-3/4% Convertible Trust Originated Preferred Securities issued by the Seller solely by reason of their status as holders or
(vi) any individual who formerly was employed or served as an officer or director of the Seller after such individual has ceased to be so employed or serving. Any breach of this Section 14 by an Affiliate of the Seller or the Parent shall be deemed to also be a breach by the Seller and the Parent to the same extent as if the Seller and the Parent had themselves committed the breach.

              (b) The Seller and the Parent will not sell or otherwise transfer all or substantially all of their respective assets, or any of the Golden Trademarks, without requiring the purchaser thereof to confirm in writing to and for the benefit of the Purchaser its acceptance of the provisions of this
Section 14, except that the provisions of Sections 14(a)(i) and 14(a)(ii) shall not be deemed to limit the right of any such purchaser to publish and sell any work, so long as these are not identified by any trademark or trade name, or published under any imprint, consisting of or containing "Golden" or any of the Golden Trademarks.

              (c) The Seller and the Parent expressly acknowledge that the provisions of this Section 14 form an important part of the consideration being received by the Purchaser and that any failure by either of them, or any Affiliate of either of them, to comply strictly with the terms of this Section 14 will materially diminish the value to the Purchaser of the

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Business and the Assets and will result in irreparable injury to the Purchaser.
The Seller and the Parent expressly agree that upon any breach or violation or threatened breach or violation of this Section 14 by either of them or their respective Affiliates, the Purchaser, in addition to all other remedies, shall be entitled, as a matter of right, to temporary, preliminary and permanent injunctive relief, without the necessity of posting a bond. If for any reason any court of competent jurisdiction determines that any of the provisions of
Section 14(a) or Section 14(b) are too broad or unreasonable as written and would therefore be unenforceable, then such provisions shall be deemed modified and fully enforceable as so modified to the extent that such court would find them enforceable under the circumstances.

         15. Employees. The Purchaser shall have the right, but not the obligation, to make temporary or regular offers of employment to one or more editors or other staff employed by the Seller in connection with the Business, but the Purchaser shall not be deemed thereby to have assumed any obligation of the Seller or the Parent to such employees, whether to pay salary or otherwise under any of the Seller's or the Parent's employee benefit plans or arrangements (including, for these purposes, any severance pay plans or programs maintained by the Seller or the Parent), nor shall any such employment result in the Purchaser assuming any obligation of the Seller or the Parent to such employees or any other employees, former employees, or any of their spouses or dependents, under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, or
Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended.

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         16.  Termination.

              16.1. Termination. (a) This Agreement may be terminated prior to the Closing:

                     (i)   by mutual consent of the Purchaser and the Seller;

                     (ii) by either the Purchaser or the Seller, if there has been a material misrepresentation by the other or a material breach by the other of the representations, warranties and covenants set forth herein;

                     (iii) by either the Purchaser or the Seller
              after the First Reduction Date or the Second Reduction Date; provided that the terminating party must give written notice to the non-terminating party of such termination within two
              (2) business days following such date; or

                     (iv) by either the Purchaser or the Seller if the Seller has failed to obtain, by the date on which the Closing would otherwise occur under the terms of this Agreement, any of the consents or the Bankruptcy Court does not approve the assignment and assumption of any agreement for which a price or method of pricing is stated on Schedule 12.6 and the aggregate adjustment in the Purchase Price resulting therefrom determined using such methodology (disregarding the effect on the Purchase Price of exclusion of copies of Works affected) exceeds $1,000,000.

              (b) Notwithstanding the foregoing, this Agreement shall terminate automatically on May 12, 1999 if the Closing has not occurred by such date, time being of the essence as to such deadline.

              16.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 16.1, this Agreement will become void and of no further force

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and effect, except for the provisions of Section 10.3 regarding the Break-Up Fee and any liability for any breach of the terms of this Agreement prior to such termination.

         17.  General Provisions.

              17.1. Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or before the Closing Date by the party entitled to the benefits thereof.

              17.2. Entire Agreement, etc. This Agreement, together with the Schedules and Exhibits hereto and the Ancillary Documents, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

              17.3. Expenses. Except as provided in Section 10.3, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

              17.4. Further Actions. Each party shall execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby, including without limitation any documents necessary to confirm or perfect the Purchaser's ownership or rights in trademarks and copyrights.

              17.5. Post-Closing Access. In connection with any matter relating to any period before, or any period ending on, the Closing Date, the Purchaser will, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of the Business which shall have been transferred to

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the Purchaser as shall be reasonably requested by the Purchaser for tax or accounting purposes or any other reasonable purpose.

              17.6. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery:

                     If to the Seller:

                           Golden Books Publishing
                            Company, Inc.
                           888 Seventh Avenue
                           New York, New York 1110106-4100
                           Attention:  General Counsel

                     with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036-8299
                           Attention:  Lawrence H. Budish, Esq.

                     If to the Purchaser:

                           St. Martin's Press, Incorporated
                           175 Fifth Avenue
                           New York, New York 10010
                           Attention:  Chief Operating Officer

                     with copies to:

                           St. Martin's Press, Incorporated
                           175 Fifth Avenue
                           New York, New York 10010
                           Attention:  General Counsel

                     and

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




                           Patterson, Belknap, Webb
                            & Tyler LLP
                           1133 Avenue of the Americas
                           New York, New York 10036
                           Attention:  Alan Gettner, Esq.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

              17.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party; provided that (a) this Agreement and any of the provisions (including without limitation the licenses and rights granted pursuant to Sections 5, 6 and 7 and the benefits of the covenants in Section 14) hereof may be assigned by the Purchaser to one or more of its affiliated companies and (b) the Purchaser may assign the License and the Additional License in accordance with Section 5.4 and
Section 6.4, respectively, and provided further, that the Seller may assign this Agreement or portions thereof to a purchaser of all or substantially all of its assets or of the Golden Trademarks and associated good will that enters into an agreement, for the benefit of and satisfactory to the Purchaser, to recognize the licenses and rights granted in Sections 5, 6 and 7 and to adhere to the covenants set forth in Section 14. Any assignment not permitted hereunder shall be invalid.

              17.8. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

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              17.9.  Headings.  The section and other headings in this
Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

              17.10. Governing Law. The validity, performance and enforcement of this Agreement and all Ancillary Documents shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.


                                       72

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       ST. MARTIN'S PRESS, INCORPORATED



                                       By: /s/ Phil Schwartz
                                           -------------------------------
                                           Title:  Executive VP & COO



                                       GOLDEN BOOKS PUBLISHING COMPANY,
                                       INC.



                                       By: /s/ PhilipGalanes
                                           -------------------------------
                                           Title:  SVP and General Counsel


                                       For the purpose only of Sections 5.2,
                                       6.2, 10.1, 10.2 and 14 of the
                                       foregoing Asset Purchase Agreement
                                       and the indemnification provisions
                                       of Section 13 related to its
                                       obligations under such Sections 5.2,
                                       6.2 and 14.

                                       GOLDEN BOOKS FAMILY ENTERTAINMENT,
                                       INC.


                                       By: /s/ PhilipGalanes
                                           -------------------------------
                                           Title:   SVP and General Counsel

                                       73

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